UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant    ☐

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☐    Preliminary Proxy Statement

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☑    Definitive Proxy Statement

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☐    Soliciting Material Pursuant to § 240.14a-12

Newfield Exploration Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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4 Waterway Square Place, Suite 100

The Woodlands, Texas 77380

March 21, 2012

Dear Stockholders:

I hope you will join Newfield Exploration Company’s Board of Directors, senior leadership and other associates and stockholders at our 2012 Annual Meeting of Stockholders in our Mid-Continent offices on May 4, 2012. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting. As in years past, we will have a brief management presentation after the meeting.

This year, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (Notice) instead of a paper copy of our 2011 Annual Report, Proxy Statement and proxy card. The Notice contains instructions on how to access these documents over the Internet, as well as instructions on how to request a paper copy of the materials, if desired. All stockholders who do not receive a Notice should receive a paper copy of the proxy materials by mail. We believe that the Notice process will allow us to provide our stockholders with the information needed in a timelier manner, while saving costs and conserving our natural resources.

Your vote is very important to us and to our business. Prior to the meeting, I encourage you to sign and return your proxy card and/or use telephone or Internet voting using the instructions on the Notice, so that your shares will be represented and voted at the meeting. Instructions on how to vote are found beginning on page 3.

I hope to see you at the meeting. Thank you for being a stockholder and for the trust you have in our Company.

Very truly yours,

LEE K. BOOTHBY

Chairman of the Board, President and Chief Executive Officer

NEWFIELD EXPLORATION COMPANY

4 Waterway Square Place, Suite 100

The Woodlands, Texas 77380

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 4, 2012

To the Stockholders of Newfield Exploration Company:

You are cordially invited to attend our 2012 Annual Meeting of Stockholders. The meeting will be held at 8:00 a.m., local time, on Friday, May 4, 2012, in the Williams Resource Center Theater of our Mid-Continent office located at One Williams Center, Tulsa, Oklahoma 74172. The purpose of the meeting is:

(1)	to elect 11 directors;

(2)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the year ending December 31, 2012;

(3)	to hold an advisory vote to approve the compensation of the Company’s named executive officers;

(4)	to vote on a stockholder proposal set forth on pages 67 to 70 in the accompanying Proxy Statement; and

(5)	to transact any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The close of business on March 9, 2012 has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. This Notice, Proxy Statement and the form of proxy/voting instruction card are first being sent or made available to stockholders on or about March 23, 2012.

By order of the Board of Directors,

JOHN D. MARZIOTTI

General Counsel and Secretary

March 21, 2012

YOUR VOTE IS IMPORTANT

You may vote by Internet or by telephone using the instructions on the Notice, or, if you received a paper copy of the proxy card, by signing and returning it in the envelope provided. You may revoke your proxy at any time before the vote is taken by following the instructions in this Proxy Statement. You may also attend and vote at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2012

The notice of the 2012 Annual Meeting, the Proxy Statement and our 2011 Annual Report and 10-K Wrap are available at:

http://phx.corporate-ir.net/phoenix.zhtml?c=63798&p=proxy.

Page
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2012
QUESTIONS AND ANSWERS ABOUT THE MEETING	2
Where and when is the Annual Meeting?	2
Who is entitled to vote at the Annual Meeting?	2
Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?	2
Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?	2
Can I vote my stock by filling out and returning the Notice?	2
How can I access the proxy materials over the Internet?	2
How do I vote?	3
If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?	3
Can I change my vote?	3
What is a proxy?	4
What is a Proxy Statement?	4
What is the difference between a “stockholder of record” and a stockholder who holds stock in “street name”, also called a “beneficial owner”?	4
Who is soliciting my vote?	4
What is the purpose of the Annual Meeting?	4
What constitutes a quorum?	5
What is a “broker non-vote”?	5
What routine matters will be voted on at the Annual Meeting?	5
What non-routine matters will be voted on at the Annual Meeting?	5
What are your Board’s recommendations for each proposal?	5
What is the effect of an “advisory” vote?	6
What are the voting choices and what vote is required to elect the directors (Proposal 1)?	6
What are the voting choices and what vote is required to approve the ratification of PricewaterhouseCoopers LLP as our independent auditor for the 2012 fiscal year (Proposal 2)?	6
What are the voting choices and what vote is required to approve the advisory resolution endorsing the compensation of the NEOs as discussed in this Proxy Statement (Proposal 3)?	6
What are the voting choices and what vote is required to approve the stockholder proposal recommending adoption of a policy providing that the Chairman of the Board be an independent director as discussed in this Proxy Statement (Proposal 4)?	7
Could other matters be decided at the Annual Meeting?	7
Who will tabulate and certify the vote?	7
Where can I find the voting results of the Annual Meeting?	7
How can I view the stockholder list?	7
Who pays for the proxy solicitation related to the Annual Meeting?	8
What is householding?	8
FORWARD-LOOKING STATEMENTS	8
PROPOSAL 1: ELECTION OF DIRECTORS	9
Board Recommendation	20
NON-MANAGEMENT DIRECTOR COMPENSATION	21
Non-Management Director Compensation Program for 2011/2012	21
Non-Management Director Compensation Program for 2012/2013	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	24
CORPORATE GOVERNANCE	24

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NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT.

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NEWFIELD EXPLORATION COMPANY

4 Waterway Square Place

Suite 100

The Woodlands, Texas 77380

(281) 210-5100

www.newfield.com

PROXY STATEMENT

For the 2012 Annual Meeting of Stockholders

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (Board) to be voted at the 2012 Annual Meeting of Stockholders of Newfield Exploration Company (Annual Meeting), a Delaware corporation, sometimes referred to as the Company, Newfield, our, us or we. The Annual Meeting will be held on Friday, May 4, 2012 at 8:00 a.m. (Central Daylight Time). The proxy materials, including this Proxy Statement, proxy card or voting instructions and our 2011 Annual Report are being distributed and made available on or about March 23, 2012.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (SEC), we are providing our stockholders access to our proxy materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (Notice) will be mailed to most of our stockholders on or about March 23, 2012. Stockholders will have the ability to access the proxy materials on a web site referred to in the Notice or request a printed set of the proxy materials to be sent to them by following the instructions in the Notice.

The Notice also provides instructions on how to inform us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form will remain in effect until you terminate it.

Choosing to receive future proxy materials by e-mail will allow us to provide you with the information you need in a timelier manner, save us the cost of printing and mailing documents to you, and conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Where and when is the Annual Meeting?

The Annual Meeting will be held on Friday, May 4, 2012 at 8:00 a.m. (Central Daylight Time) in the Williams Resource Center Theater of our Mid-Continent office located at One Williams Center, Tulsa, Oklahoma 74172.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on March 9, 2012, the record date for the meeting, are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. The record date is established by our Board as required by Delaware law. Stockholders of record at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote their shares at the meeting. Stockholders are entitled to one vote for each share of our common stock that they owned as of the record date. Stockholders may not cumulate their votes in the election of directors. On the record date, we had 135,212,028 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

In accordance with SEC rules, we are providing access to our proxy materials over the Internet. As a result, we have sent to most of our stockholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by e-mail. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

We are providing certain stockholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice. If you would like to help reduce the costs we incur in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

Can I vote my stock by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

How can I access the proxy materials over the Internet?

Your Notice or proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials are also available on our website at: http://phx.corporate-ir.net/phoenix.zhtml?c=63798&p=proxy.

How do I vote?

You may vote by any of the following four methods:

1.	Internet. Vote on the Internet at http://www.proxyvote.com, the web site for Internet voting. Simply follow the instructions on the Notice, or if you received a proxy card by mail, follow the instructions on the proxy card and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Daylight Time) on May 3, 2012.

2.	Telephone. Vote by telephone by following the instructions on the Notice, or if you received a proxy card, by following the instructions on the proxy card. Easy-to-follow voice prompts allow you to vote your stock and confirm that your vote has been properly recorded. Telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Daylight Time) on May 3, 2012.

3.	Mail. If you received a proxy card by mail, vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board. If mailed, your completed and signed proxy card must be received by May 3, 2012.

4.	Meeting. You may attend and vote at the Annual Meeting.

If you hold your Newfield shares in a brokerage account, your ability to vote over the Internet or by telephone depends on your broker’s voting process. Please follow the directions on your proxy card or the voter instruction card from your broker carefully. If your Newfield shares are held in the 401(k) Plan, then your vote must be received by 11:59 p.m. Eastern Daylight Time on May 2, 2012. The plan administrator will direct the trustee to vote shares as to which no instructions are received in proportion to voting directions received by the trustee from all plan participants who vote.

The Board recommends that you vote using one of the first three methods discussed above, as it is not practical for most stockholders to attend and vote at the Annual Meeting. Using one of the first three methods discussed above to vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your stock is held in street name (for example, held in the name of a bank, broker, or other holder of record), you must obtain a proxy, executed in your favor from your bank, broker or other holder of record to be able to vote at the Annual Meeting.

If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

No.

Can I change my vote?

Yes. You may revoke or change a proxy before the vote is taken at the Annual Meeting by:

•	giving notice of the revocation in writing to our Secretary at 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380;

•

submitting another valid proxy by mail, telephone or over the Internet that is later dated and if mailed, is properly signed, or if submitted by telephone or over the Internet, is received by 11:59 p.m. (Eastern Daylight Time) on May 3, 2012;

•	voting in person at the Annual Meeting; or

•	if you have instructed your broker or other nominee to vote your shares, by following the directions received from your broker or nominee to change those instructions.

If your shares are held in our 401(k) Plan, you also may revoke or change your proxy by submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed. The new 401(k) Plan participant proxy must be received by 11:59 p.m. (Eastern Daylight Time) on May 2, 2012.

What is a proxy?

A proxy is your legal designation of another person, called a proxy holder, to vote the shares that you own. If you designate someone as your proxy holder in a written document, that document is called a proxy. We have designated John D. Marziotti, General Counsel and Secretary, Terry W. Rathert, Executive Vice President and Chief Financial Officer, and Brian L. Rickmers, Chief Commercial Officer, Controller and Assistant Secretary, to act as proxy holders at the Annual Meeting as to all shares for which proxies are returned or voting instructions are provided by Internet or telephonic voting.

What is a Proxy Statement?

A Proxy Statement is a document that SEC regulations require us to give you when we ask you to sign a proxy card designating the proxy holders described above to vote on your behalf.

What is the difference between a “stockholder of record” and a stockholder who holds stock in “street name”, also called a “beneficial owner”?

If your shares are registered in your name at American Stock Transfer & Trust Company, LLC, you are a “stockholder of record”. If your shares are registered at American Stock Transfer & Trust Company, LLC in the name of a broker, bank, trustee, nominee, or other similar stockholder of record, your shares are held in “street name” and you are the “beneficial owner” of the shares.

Who is soliciting my vote?

Our Board is soliciting your vote for the Annual Meeting.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to:

•	elect the 11 nominees for directors named in this Proxy Statement;

•

ratify, on a non-binding advisory basis, the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, as our independent auditors for the year ending December 31, 2012;

•	approve, on a non-binding advisory basis, the compensation of our named executive officers (NEOs) as disclosed in this Proxy Statement;

•	if properly presented, vote on the stockholder proposal recommending adoption of a policy providing that the Chairman of the Board be an independent director as discussed in this Proxy Statement; and

•	transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of our issued and outstanding shares of common stock entitled to vote will constitute a quorum at the Annual Meeting. Under Delaware law, abstentions are treated as present and entitled to vote and thus, will be counted in determining whether a quorum is present and will have the effect of a vote against a matter, except for the election of directors in which case an abstention will have no effect. In addition, broker non-votes (described below) will be considered present for quorum purposes but not considered entitled to vote on that matter.

What is a “broker non-vote”?

The New York Stock Exchange (NYSE) permits brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. The NYSE does not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called “broker non-votes”. For purposes of determining the outcome of any proposal as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, these shares will be treated as not present and not entitled to vote with respect to that proposal, even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other proposals.

What routine matters will be voted on at the Annual Meeting?

The ratification of the independent auditor is a routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

What non-routine matters will be voted on at the Annual Meeting?

The election of directors, the vote on our executive compensation and the vote on the stockholder proposal recommending adoption of a policy providing that the Chairman of the Board be an independent director are each non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.

What are your Board’s recommendations for each proposal?

Our Board recommends that you vote:

•	“FOR” each of the 11 nominees for directors;

•	“FOR” the ratification, on an advisory basis, of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2012;

•	“FOR” the approval, on an advisory basis, of our NEOs compensation; and

•	“AGAINST” the stockholder proposal recommending adoption of a policy providing that the Chairman of the Board be an independent director.

If any other matters are brought before the Annual Meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.

What is the effect of an “advisory” vote?

Because your votes with respect to the ratification of PricewaterhouseCoopers and the approval of our NEO compensation are advisory, they will not be binding upon the Board or its Committees. However, our Compensation & Management Development Committee and the Audit Committee will take the outcome of the advisory votes into account when considering future executive compensation arrangements of our NEOs and the appointment of PricewaterhouseCoopers as the Company’s independent auditor, respectively.

What are the voting choices and what vote is required to elect the directors (Proposal 1)?

To vote on the election of the 11 director nominees to serve until the 2013 Annual Meeting, stockholders may:

•	vote in favor of all nominees;

•	vote against all nominees; or

•	vote against specific nominees, with the remainder of the nominees to be voted in favor.

Under our Bylaws, to be elected as a director, each of the 11 nominees named in this Proxy Statement for election as directors must receive a majority of the votes cast, which means that the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved.

What are the voting choices and what vote is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the 2012 fiscal year (Proposal 2)?

To vote on the advisory (non-binding) ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the 2012 fiscal year, stockholders may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for fiscal 2012 requires the affirmative vote of a majority of the votes entitled to be cast by the shares of stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will count as votes against the proposal. Broker non-votes will not occur in connection with this proposal (as it is a routine matter) and therefore have no effect in determining whether the proposal is approved.

What are the voting choices and what vote is required to approve the advisory resolution endorsing the compensation of the NEOs as discussed in this Proxy Statement (Proposal 3)?

To vote on the advisory (non-binding) resolution to approve the compensation of our NEOs as disclosed in this Proxy Statement, stockholders may:

•	vote in favor of the resolution;

•	vote against the resolution; or

•	abstain from voting on the resolution.

Under our Bylaws, the advisory resolution to approve the compensation of our NEOs as set forth in this Proxy Statement will require the affirmative vote of a majority of the votes cast, which means that the number of shares voted “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes will have no effect in determining whether the proposal is approved.

What are the voting choices and what vote is required to approve the stockholder proposal recommending adoption of a policy providing that the Chairman of the Board be an independent director as discussed in this Proxy Statement (Proposal  4)?

To vote on the stockholder proposal recommending adoption of a policy providing that the Chairman of the Board be an independent director, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

Under our Bylaws, the approval of the stockholder proposal, if presented, will require the affirmative vote of a majority of the votes cast, which means that the number of shares voted “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes will have no effect in determining whether the proposal is approved. Approval of the stockholder proposal would serve only as a recommendation to the Board of Directors to take the actions requested by the proponents.

Could other matters be decided at the Annual Meeting?

We are not aware of any matters that will be considered at the Annual Meeting other than those set forth in this Proxy Statement. However, if any other matters arise at the Annual Meeting, the persons named in your proxy will vote in accordance with their best judgment.

Who will tabulate and certify the vote?

Broadridge Financial Solutions, Inc., an independent third party, will tabulate and certify the vote, and will have a representative to act as the independent inspector of elections for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting and disclose the final voting results in a Current Report on Form 8-K filed with the SEC within four business days of the date of the Annual Meeting unless only preliminary voting results are available at that time. To the extent necessary, we will file an amended Current Report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. You may access or obtain a copy of these and other reports free of charge on the Company’s web site at http://www.newfield.com, or by contacting our investor relations department at 281-210-5200. Also, this Form 8-K, any amendments thereto and other reports filed by the Company with the SEC are available to you over the Internet at the SEC’s web site at http://www.sec.gov.

How can I view the stockholder list?

A complete list of stockholders of record entitled to vote at the Annual Meeting will be available for viewing during ordinary business hours for a period of ten days before the Annual Meeting at our offices at 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380.

Who pays for the proxy solicitation related to the Annual Meeting?

We will bear the entire cost of this solicitation, including the preparation, assembly, printing, the mailing of the Notice and any mailing of this Proxy Statement, the proxy, and any additional information furnished to stockholders. In addition to using the mail, proxies may be solicited by directors, executive officers, and other employees of Newfield, in person or by telephone. No additional compensation will be paid to our directors, executive officers, or other employees for these services. You also may be solicited by means of press releases issued by Newfield, postings on our web site at http://www.newfield.com, or other media forms. We have retained Alliance Advisors to assist us with the solicitation of proxies for an estimated fee of approximately $6,500, plus expenses. Alliance Advisors ensures that brokers, custodians and nominees will supply additional copies of the proxy materials for distribution to the beneficial owners. We also will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of our common stock.

What is householding?

We have adopted a procedure approved by the SEC known as “householding”. Under this procedure, multiple stockholders residing at the same address have the convenience of receiving a single copy of our Annual Report and Proxy Statement, unless they have notified us that they want to continue receiving multiple copies. This allows us to reduce the environmental impact of providing proxy materials as well as printing and mailing costs.

If you received a householded mailing this year and you would like to have additional copies of the Annual Report and/or Proxy Statement mailed to you, or you would like to revoke your consent to the householding of documents, please submit your request to Broadridge Financial Solutions, Inc. either by calling 1-800-542-1061 or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Broadridge will promptly deliver any additional copies requested. If you revoke your consent, you will begin to receive individual copies of future mailings within 30 days after we receive your revocation notice.

Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse each have two accounts containing our common stock at two different brokerage firms, your household will receive two copies of our Annual Meeting materials — one from each brokerage firm. To reduce the number of duplicate sets of materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program. See “Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?”

Alternatively, if you have previously revoked your consent to the householding of documents and would now like to receive a single copy of our Annual Report and Proxy Statement, you may submit such request to Broadridge as indicated above.

FORWARD-LOOKING STATEMENTS

Some of the amounts set forth in this Proxy Statement in the disclosure regarding executive compensation are forward-looking statements within the meaning of the federal securities laws. These amounts include estimates of future amounts payable under awards, plans and agreements or the present value of future amounts, as well as the estimated value at December 31, 2011 of awards the vesting of which will depend on performance over future periods. Estimating future payments of this nature is necessarily subject to contingencies and uncertainties, many of which are difficult to predict. In order to estimate amounts that may be paid in the future, we had to make assumptions as to a number of variables, which may, and in many cases will, differ from future actual conditions. These variables include the price of our common stock, the date of termination of employment, final pay, interest rates, applicable tax rates and other assumptions. Accordingly, amounts and awards paid out in future periods may vary from the related estimates and values set forth in this Proxy Statement.

PROPOSAL 1: ELECTION OF DIRECTORS

The Nominating & Corporate Governance Committee of our Board (Governance Committee) has nominated the 11 people named below for election as directors at our Annual Meeting. If elected, each director will serve until our 2013 Annual Meeting of Stockholders and thereafter until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. Unless instructions to the contrary are given, all properly delivered proxies will be voted for the election of these 11 nominees as directors.

Our Bylaws require that each director receive a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). All director nominees identified in the following list currently are serving on our Board. If our stockholders do not elect a nominee who is serving as a director, Delaware law provides that the director would continue to serve on the Board as a “holdover director”. Under our Bylaws, if a nominee who currently is serving as a director does not receive a sufficient number of votes for re-election, that director must submit an irrevocable resignation in writing to the Chair of the Governance Committee. The Governance Committee must make a recommendation to our Board regarding whether to accept or reject the resignation, or whether other action should be taken. Our Board would then act on the Governance Committee’s recommendation and, if the resignation is rejected, publicly disclose its decision and the rationale behind it within 90 days after the date that the election results were certified.

If any nominee is unable or unwilling to serve, the proxy holders will vote for such other person as may be nominated by the Governance Committee. Alternatively, our Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected as a director.

Our Board is a collection of individuals with a variety of complimentary skills derived from their diverse backgrounds and experiences. All of our director nominees currently serve on our Board, and our Board has determined that each of our nominees, other than Mr. Boothby (our President and Chief Executive Officer), is independent. The following information, which is as of March 1, 2012, is furnished with respect to each of the nominees for election at our Annual Meeting:

Lee K. Boothby, 50 Director since 2009 Chairman since 2010

Mr. Boothby currently serves as our Chairman, President and Chief Executive Officer. He was promoted to the position of President in February 2009 and to the additional role of Chief Executive Officer in May 2009. From October 2007 until February 2009, Mr. Boothby served as our Senior Vice President — Acquisitions & Business Development. He managed our Mid-Continent operations from February 2002 to October 2007, and was promoted from General Manager to Vice President in November 2004. From 1999 to 2002, Mr. Boothby served as the Vice President and General Manager of our previous Australian business unit, managed from Perth, Australia. Prior to joining Newfield, Mr. Boothby worked for Cockrell Oil Corporation, British Gas and Tenneco Oil Company.

Education: B.S. in Petroleum Engineering from Louisiana State University and a M.B.A. from Rice University

Specific Qualifications, Attributes, Skills and Experience that Mr. Boothby brings to our Board:

Relevant Management and Leadership Experience – President of the Company since 2009; Chief Executive Officer of the Company since 2010; and led two of the Company’s business units, including the Mid-Continent and Australian business units

Broad International Exposure – spent three years in Australia building our Australian business unit (which was divested in 2003)

Extensive Knowledge of the Company’s Business, Industry and Community –over 13 years in managerial positions at Newfield and almost 30 years of experience in the oil and gas industry; member of the Society of Petroleum Engineers; serves on the board of America’s Natural Gas Alliance; serves on the board of the Independent Petroleum Association of America; in June 2011, named Chairman of the Board of the American Exploration & Production Council; and holds degree in petroleum engineering

Community Dedication and Charitable Experience – serves on the Advisory Committee of the Louisiana State University Craft & Hawkins Department of Petroleum Engineering; and serves on the Council of Overseers for the Rice University Jones Graduate School of Business

Philip J. Burguières, 68 Director since 1998 Lead Director Committees: » Compensation & Management Development » Nominating & Corporate Governance (Chair)

Mr. Burguières has been Chairman and Chief Executive Officer of EMC Holdings, LLC, an investment management company specializing in the oil servicing industry, since 2000. In addition, Mr. Burguières is Vice Chairman of the Houston Texans, Chairman of The J.M. Burguières Co., Ltd., a family-owned business, and Chairman Emeritus of Weatherford International, Inc., an oilfield production technology and services company. From 1991 to 1997, Mr. Burguières served as Chairman, President and Chief Executive Officer of Weatherford International, Inc. Prior thereto, Mr. Burguières served as Chairman and Chief Executive Officer of Cameron Iron Works, Inc. and Panhandle Eastern Corporation, a pipeline company.

Education: B.S. in Mechanical Engineering from the University of Louisiana-Lafayette and M.B.A. from The Wharton School of the University of Pennsylvania

Other Public Company Directorships Held in Past Five Years: FMC Technologies, Inc., an oil and gas equipment and services company (2007 to present)

Specific Qualifications, Attributes, Skills and Experience that Mr. Burguières brings to our Board:

Relevant Leadership and Chief Executive Officer/President Experience – 12 years as the Chairman and Chief Executive Officer of EMC Holdings, LLC; 12 years as Vice Chairman of the Houston Texans; six years as Chairman, President and Chief Executive Officer of Weatherford International, Inc.; eight years as Chairman and Chief Executive Officer of Cameron Iron Works, Inc.; two years as Chairman and Chief Executive Officer of Panhandle Eastern Corporation; former President of the Petroleum Equipment Suppliers Association; former President of the Petroleum Club of Houston; member of World Presidents Organization; and named CEO of the year three times by Financial World Magazine

Broad International Exposure – Chairman and Chief Executive Officer of two fortune 500 international companies; spent a significant amount of time in his early career residing and working in several international countries

Extensive Knowledge of the Company’s Business and Industry – over 40 years in the oil and gas services industry; and served as one of our directors for 14 years, providing him with invaluable knowledge of our strategy and business

Extensive Board and Corporate Governance Experience – has served on the board of six publicly-held companies and numerous privately-held companies for over 30 years, and brings to our Board significant knowledge on corporate governance matters

Community Dedication and Charitable Experience – current Vice Chairman of the Menninger Clinic, a not-for-profit organization with a mission to be a world leader in psychiatric treatment, research and education; current Vice Chairman of the Baylor College of Medicine; serves on the Executive Committee of M.D. Anderson Cancer Center; a director of Bridges to Life, Catholic Charities, Mental Health America and the Texas Heart Institute; received the Woodrow Wilson Corporate Citizenship Award from the Smithsonian Institute in 2005; was the 2003 recipient of Mental Health America’s William Styron Award; and in May of 2000 was awarded the Ima Hogg Award from Mental Health America of Greater Houston

Pamela J. Gardner, 55 Director Since 2005 Committees: » Compensation & Management Development » Nominating & Corporate Governance

Ms. Gardner currently serves as Special Advisor to Jim Crane, owner of the Houston Astros Baseball Club. From 2001 until January 2012, Ms. Gardner served as the President, Business Operations for Houston McLane Company d/b/a Houston Astros Baseball Club. Ms. Gardner began her career with the Houston Astros in 1989 as Director of Communications, was promoted to Vice President of Marketing in 1996, then promoted to Senior Vice President of Sales and Marketing in 1999, and served in that role until promoted to President in 2001.

Education: B.S. in Psychology and Vocational Rehabilitation from the University of Wisconsin – Stout

Specific Qualifications, Attributes, Skills and Experience Ms. Gardner brings to our Board:

Diversity – female; professional experience in strategic planning, project development, professional sports, nonprofit/charitable organizations and business; first female executive inducted into the Texas Baseball Hall of Fame; and YWCA, Outstanding Woman of Achievement, 2006

Relevant Leadership and Chief Executive Officer/President Experience – served as the President of Business Operations for the Houston Astros for 11 years; managed all business and operational aspects of the Houston Astros, including oversight of all revenue areas, building management, customer service, finances, sponsorship and ticket sales, community, advertising and marketing, as well as non-baseball events at Minute Maid Park; frequently presents to various groups on leadership and diversity; and awarded Marguerite Ross Barnett leadership award from the Houston Area Urban League in 2008

Community Dedication and Charitable Experience – serves on the board of the Astros in Action Foundation; Chairman of the Board and serves on the Executive Committee of Central Houston, Inc., a not-for-profit organization concerned with urban planning, economic development, transportation issues, public safety, governmental affairs, and cultural and entertainment programs in Houston; and serves on the board of the Greater Houston Partnership, a not-for-profit entity focused on building economic prosperity in the Houston region

John Randolph Kemp III, 67 Director since 2003 Committees: » Compensation & Management Development (Chair) » Nominating & Corporate Governance

Mr. Kemp is the Principal of The Kemp Company, a consulting firm he founded in 2008, and has served as the Chairman of Kosmos Energy Ltd., an international oil exploration and production company focused on West Africa, since 2010. Mr. Kemp retired in 1999 after 34 years with Conoco Inc. (now ConocoPhillips) where the last position he held was President, Exploration & Production, Americas.

Education: B.S. in Petroleum and Natural Gas Engineering from Pennsylvania State University

Other Public Company Directorships Held in Past Five Years: Kosmos Energy Ltd. (2005 to present, Chairman since 2010)

Specific Qualifications, Attributes, Skills and Experience that Mr. Kemp brings to our Board:

Diversity – African American; and nearly 20 years of international management experience

Relevant Leadership and Chief Executive Officer/President Experience – retired President, Exploration & Production, Americas for Conoco Inc.; and progressed through a series of engineering and managerial roles of increasing responsibility during his more than 34 years with Conoco Inc.

Broad International Exposure – 13 years leading the international exploration and production activities for Conoco Inc., including South America, Asia, Africa and the Middle East; nearly 20 years of international management experience; and seven years of experience serving as a director and two years as Chairman of Kosmos Energy Ltd.

Extensive Knowledge of the Company’s Business and Industry – over 40 years of experience in the oil and gas industry; and holds a degree in petroleum and natural gas engineering

Community Dedication and Charitable Experience – Advisory Director for the Houston Achievement Place, a not-for-profit entity with a mission to help children and their care-providers learn the skills and develop the relationships for home, school and life success; and personally mentors and provides financial support to deserving minority students

J. Michael Lacey, 66 Director since 2004 Committees: » Audit » Nominating & Corporate Governance

Mr. Lacey retired in 2004 after 15 years with Devon Energy Corporation (Devon). From 1989 until 1999, he served as Devon’s Vice President of Operations and Exploration and from 1999 until his retirement in February 2004, he served as Senior Vice President of Exploration and Production. Prior to his employment with Devon, he served as General Manager at Tenneco Oil Company’s Mid-Continent and Rocky Mountain Divisions.

Education: Professional Degree and Masters in Petroleum Engineering from the Colorado School of Mines

Specific Qualifications, Attributes, Skills and Experience that Mr. Lacey brings to our Board:

High Level of Financial Literacy and Risk Analysis Expertise – extensive knowledge in the areas of mergers, acquisitions and corporate finance; responsible for financial and operational aspects of entire business divisions while at Tenneco; served as a member on Devon’s Executive Committee; and extensive understanding of reserve disclosures

Extensive Management and Leadership Experience – held multiple roles of increasing technical and managerial responsibility during his 35-year career with Devon (15 years) and Tenneco (20 years); and served as a member of Devon’s Executive Committee

Broad International Exposure – 15 years directing Devon’s worldwide exploration and production efforts; and 35 years of worldwide exploration and production experience

Extensive Knowledge of the Company’s Business and Industry – over 35 years of worldwide exploration and production industry experience; registered professional engineer prior to his retirement in 2004; member of the Society of Petroleum Engineers and the American Association of Petroleum Geologists; and holds two degrees in petroleum engineering

Joseph H. Netherland, 65 Director since 2004 Committees: » Compensation & Management Development » Nominating & Corporate Governance

Mr. Netherland retired as Chairman of the Board of FMC Technologies, Inc., a publicly-held oil and gas equipment and services company, in December 2008. Mr. Netherland first joined FMC Technologies in 1973 and held positions of increasing responsibility throughout his career, including General Manager of Energy & Transportation Group from 1992 to 2001, Executive Vice President from 1998 to 1999, President and Director from 1999 to 2001, and Chairman, President and Chief Executive Officer from 2001 to 2007.

Education: B.S. in Industrial Engineering from the Georgia Institute of Technology and M.B.A. from The Wharton School of the University of Pennsylvania

Other Public Company Directorships in Past Five Years: FMC Technologies, Inc. (1999 – present), Tidewater Inc., a provider of vessels for the global offshore energy industry (2008 – present), and Spectra Energy Corp., a provider of natural gas infrastructure (2010 – present)

Specific Qualifications, Attributes, Skills and Experience that Mr. Netherland brings to our Board:

Relevant Leadership and Chief Executive Officer/President Experience – eight years as President and six years as President and Chief Executive Officer of a fortune 500 public company; during Mr. Netherland’s tenure as President and Chief Executive Officer of FMC Technologies, the company delivered five consecutive years of both revenue and earnings growth and was named twice as the No. 1 Most Admired Oil & Gas Equipment, Services Company by FORTUNE Magazine

Broad International Exposure – 35 years of experience working for an international company; and in early 2007, when Mr. Netherland retired, FMC Technologies employed over 11,000 people and operated 33 facilities in 19 countries

Extensive Knowledge of the Company’s Business and Industry – over 35 years of oilfield service sector industry knowledge; serves on the Board of Petroleum Equipment Suppliers Associations; and Honorary Director of the American Petroleum Institute

Extensive Board and Corporate Governance Experience – serves on the board of four publicly-held companies and brings to our Board significant knowledge on corporate governance matters

Howard H. Newman, 64 Director since 1990 Committees: » Compensation & Management Development

Mr. Newman has served as the President and Chief Executive Officer of Pine Brook Road Partners, LLC, a New-York-based investment firm since April 2006. Mr. Newman was a managing director of Warburg, Pincus LLC from January 1987 to December 2000 and Vice Chairman from January 2001 to April 2006. Before joining Warburg, Pincus LLC, Mr. Newman spent 10 years in energy and financial services investment banking at Morgan Stanley & Co. Incorporated.

Education: B.A. and M.A. in Economics from Yale University and Ph.D. in Business Economics from Harvard University

Other Public Company Directorships in Past Five Years: SLM Corporation, known as “Sallie Mae” (2008 to present); and previously a director of ADVO, Inc., a marketing services company (1986 to 2007)

Specific Qualifications, Attributes, Skills and Experience that Mr. Newman brings to our Board:

High Level of Financial Literacy and Risk Analysis Expertise – Ph.D. in Business Economics; and over 38 years of experience analyzing risks of, and developing strategies for, energy companies

Relevant Leadership and Chief Executive Officer/President Experience – President and Chief Executive Officer of Pine Brook Partners, LLC for last six years; and while at Warburg, Pincus LLC led or co-led the energy, financial services, real estate and general investment practices, investing in 47 companies

Extensive Board and Corporate Governance Experience – serves on two publicly-held companies; has observed on two and served on 16 publicly-held companies and served on 22 privately-held companies and brings to our Board significant experience and knowledge on corporate governance matters

Extensive Knowledge of the Company’s Business and Industry – extensive historical knowledge of our Company through his role at Warburg, Pincus LLC, one of our early investors before the initial public offering of our common stock; served as one of our directors for 22 years, providing him with invaluable knowledge of our strategy and business; and over 38 years making investment decisions in, or providing financial advice to, the oil and gas industry

Community Dedication and Charitable Experience – served as an advisor on energy policy to New York Governor George Pataki; served as senior advisor to the Long Island Power Authority; for Yale University: served on its University Council, chaired its Alumni Fund and currently serves on the Yale Climate & Energy Institute External Advisory Board; and trustee of The Salk Institute for Biological Studies, a non-profit scientific research institute

Thomas G. Ricks, 58 Director since 1992 Committees: » Audit (Chair) » Nominating & Corporate Governance Committee

Mr. Ricks currently serves as Chief Investment Officer of H&S Ventures L.L.C., a private investment firm. Prior to taking this position with H&S Ventures in May 2001, he was Chief Executive Officer of The University of Texas Investment Management Company from March 1996 to May 2001. Mr. Ricks also served as Vice Chancellor for Asset Management for The University of Texas System from August 1992 through February 1996 and as Executive Director of Finance and Private Investments from 1988 to 1992.

Education: B.A. in Economics from Trinity College and M.B.A. from the University of Chicago

Specific Qualifications, Attributes, Skills and Experience that Mr. Ricks brings to our Board:

High Level of Financial Literacy and Risk Analysis Expertise – over 30 years in various domestic and international finance positions in the oil and gas and financial industries, providing him with investment and financial experience combined with accounting and audit expertise; responsible for the management of a $15 billion endowment and operating fund supporting The University of Texas System; holds B.A. in Economics and M.B.A.; Certified Public Accountant; and determined by the Board to be an audit committee financial expert, as defined by the SEC

Relevant Leadership and Chief Executive Officer/President Experience – over five years of experience as the Chief Executive Officer over a $15 billion fund

Extensive Knowledge of the Company’s Business and Industry – served as one of our directors for 20 years, providing invaluable knowledge of our strategy and business

Extensive Board and Corporate Governance Expertise – former director of BDM International, DTM Corporation, LifeCell Corporation and Argus Pharmaceuticals and brings to our Board significant knowledge on corporate governance matters

Community Commitment and Charitable Experience – serves as an Investment Advisor to the St. Margaret Episcopal School; serves on the Audit Committee of the Samueli Foundation, a not-for-profit organization with a mission to create societal value by investing in innovative, entrepreneurial and sustainable ideas; serves on the Investment Committee of the University of California Foundation – Irvine; and previously served on the board of the Ocean Institute, a not-for-profit organization with the mission to inspire all generations, through education, to become responsible stewards of our oceans

Juanita F. Romans, 61 Director since 2005 Committees: » Audit » Nominating & Corporate Governance

Ms. Romans is the founder and has served as the President of The Romans Group, a private consulting team that provides global healthcare business solutions to hospitals, universities and medical institutions, since January 2011. From June 2006 to January 2011, Ms. Romans served as Chief Executive Officer and Central Market Leader of Memorial Hermann — Texas Medical Center, and from January 2003 to January 2011 she served as the Chief Executive Officer of Memorial Hermann Hospital.

Education: B.S. in Biology from the University of Detroit and M.S. in Nursing from Wayne State University

Specific Qualifications, Attributes, Skills and Experience that Ms. Romans brings to our Board:

Diversity – female; and over 30 years of professional experience in medical and nursing industry, strategic planning, project development, and nonprofit/charitable organizations

High Level of Financial Literacy and Risk Analysis Expertise – over 20 years of experience in the areas of contracting, project development, partnerships, joint ventures and analyzing risks related to business strategy; and managed the costs, and responsible for the financial health, of Memorial Hermann Hospital with over 6,000 employees for seven years

Relevant Leadership and Chief Executive Officer/President Experience – over nine years of experience as a Chief Executive Officer in a heavily-regulated and people-intensive medical industry where she was responsible for, among other matters, strategy development and execution, financial performance and operations

Community Dedication and Charitable Experience – serves on the Board of Good Samaritan Foundation; serves on the Board of Center for Houston’s Future; serves on the Board of Rice University Jones Business School; formerly a director of the Children’s Assessment Center, the South Main Center Association and Save our ERs; and a member of Texas Hospital Association, Voluntary Hospital Association, Texas Association for Public and Non-Profit Hospitals, Greater Houston Partnership and Texas Executive Women

C. E. (Chuck) Shultz, 72 Director since 1994 Committees: » Audit

Mr. Shultz currently serves as Chairman and Chief Executive Officer of Dauntless Energy Inc., a Canadian private oil and gas company he formed in 1995. From 1990 to 1995, Mr. Shultz served as the President and Chief Executive Officer of Gulf Canada Resources Limited, then a public Canadian oil and gas company. Prior to Gulf Canada, he served as a senior executive of Tenneco Oil Company.

Education: Professional Degree in Geological Engineering from the Colorado School of Mines; attended the University of Virginia’s Executive Program and the Harvard Business School Advanced Management Program

Other Public Company Directorships in Past Five Years: Canadian Oil Sands Ltd. (previously served as Chairman from 1996 to 2009); and Enbridge Inc., an energy transportation and distribution company (1996 – present)

Specific Qualifications, Attributes, Skills and Experience that Mr. Shultz brings to our Board:

Diversity – Dual U.S. – Canada citizenship and resident of Canada; and over 20 years of experience in the Canadian oil and gas industry

Relevant Chief Executive Officer/President Experience – 17 years as Chairman and Chief Executive Officer of Dauntless Energy; and five years as President and Chief Executive Officer of Gulf Canada Resources Limited

High Level of Financial Literacy – extensive understanding of reserve disclosures, serves on the Audit Committee of two other companies and the Reserve Committee of one other company

Broad International Exposure – more than 30 years of North American and International executive experience in the upstream oil and gas industry

Extensive Knowledge of the Company’s Business and Industry – served as one of our directors for 18 years, providing him with invaluable knowledge of our strategy and business; over 50 years of experience in the oil and gas industry; served as Chairman of the Canadian Energy Research Institute, U.S. National Energy Policy Council; served as Governor of the Canadian Association of Petroleum Producers; and served as Governor of the Canadian Oilmen’s Executive Association

Extensive Board and Corporate Governance Experience – director of three publicly-held companies; director of Enbridge Pipelines, a pipeline company and wholly-owned subsidiary of Enbridge; director of Glencoe Exploration, a privately-held Canadian oil and gas company (1996 to present); director of Matrix Solutions Inc., a privately-held environmental consulting company (1996 to present); director of Sonoma Resources, a privately-held Canadian oil and gas company (2006 to present); former director of three additional privately-held entities; and holds an ICD.D designation as a professional director from the Canadian Institute of Corporate Directors, bringing to our Board significant knowledge on corporate governance matters

Community Dedication and Charitable Experience – serves on the Trustee Advisory Board for the Colorado School of Mines (since 2005); and served as a director for Alberta Science, Alberta Economic Development Authority and Business Advisory Board – Calgary Airport

J. Terry Strange, 68 Director since 2004 Committees: » Audit » Nominating & Corporate Governance

Mr. Strange is a 34-year veteran of KPMG LLP. From 1996 until his retirement in 2002, he served as the Vice Chairman and Managing Partner of the U.S. Audit Practice of KPMG in addition to his service from 1998 until 2002 as the Global Managing Partner of the Audit Practice of KPMG International.

Education: B.A. and M.B.A. in Accounting from the University of North Texas

Other Public Company Directorships in Past Five Years: Group 1 Automotive, Inc., an automotive retailer (2005 to present); New Jersey Resources Corporation, a natural gas provider (2003 to present); SLM Corporation, known as “Sallie Mae” (2008 to present); and previously served as a director of BearingPoint, Inc., a management and technology consulting company (2003 to 2009)

Specific Qualifications, Attributes, Skills and Experience that Mr. Strange brings to our Board:

High Level of Financial Literacy and Risk Analysis – 34 years of service with KPMG in the audit division, including six years as Vice Chairman and overseeing internal risk management of the firm; assisted in developing information risk management team at KPMG; B.A. and M.B.A. in Accounting; Certified Public Accountant; named as one of 100 most influential accountants in 2001 by Accounting Today; and determined by the Board to be an audit committee financial expert, as defined by the SEC

Broad International Exposure – four years as the Global Managing Partner of the Audit Practice of KPMG International

Extensive Board and Corporate Governance Experience – serves on the audit committee and board of three additional public companies; and an active participant and expert speaker for the National Association of Corporate Directors, bringing to our Board significant knowledge on corporate governance matters

Extensive Knowledge of the Company’s Business and Industry – served clients in the energy industry for over 15 years; led the energy practice at KPMG for three years; significantly involved in the original development of the accounting standards released by the Financial Accounting Standards Board and the disclosure rules implemented by the SEC for the oil and gas industry; and assisted in writing the original oil and gas accounting industry guide published by the AICPA

Community Dedication and Charitable Experience – Chair of the Finance Committee of the National Cutting Horse Association

Board Recommendation

The Board of Directors recommends a vote “FOR” each of the foregoing nominees to serve as a director.

NON-MANAGEMENT DIRECTOR COMPENSATION

Only non-management directors are compensated for serving as directors. Currently, Mr. Boothby, our Chairman of the Board, President and Chief Executive Officer, is the only Board member who is an employee of ours, and his compensation as an employee is included in the Summary Compensation Table of the Proxy Statement.

The following table contains information about our non-management directors’ fiscal year 2011 compensation.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Philip J. Burguières	$87,500	$149,963	—	$237,463
Pamela J. Gardner	$50,000	$149,963	—	$199,963
John Randolph Kemp III	$65,000	$149,963	—	$214,963
J. Michael Lacey	$50,000	$149,963	$1,000	$200,963
Joseph H. Netherland	$50,000	$149,963	$1,000	$200,963
Howard H. Newman	$50,000	$149,963	—	$199,963
Thomas G. Ricks	$65,000	$149,963	—	$214,963
Juanita F. Romans	$50,000	$149,963	$500	$200,463
C. E. (Chuck) Shultz	$50,000	$149,963	—	$199,963
J. Terry Strange	$50,000	$149,963	—	$199,963

(1)	Reflects the full grant date fair value of the 2011 restricted stock awards to our non-management directors, computed in accordance with applicable accounting guidance, as required by SEC regulations. The grant date fair value of the 2011 award was $149,963 based on the mean of the high and low sales price of our common stock on the grant date. See also Note 10, Stock-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

(2)	Reflects charitable contributions with respect to 2011 pursuant to our matching gift program for non-management directors. Under this program, we match our non-management directors’ charitable contributions up to $1,000 per year.

Non-Management Director Compensation Program for 2011/2012

In considering non-management director compensation for the annual period beginning with the 2010 Annual Meeting, the Governance Committee retained Longnecker & Associates to provide the committee with industry data regarding director compensation to assist the committee with its evaluation of whether our non-management director compensation is commensurate with peer companies in our industry and is adequate compensation for their service on our Board. Longnecker & Associates used the same November 2010 peer group for the non-management director compensation as they used for the executive compensation research discussed in “Compensation Discussion and Analysis” of the Proxy Statement. As a result of the Committee’s evaluation, for the annual period beginning with our May 7, 2010 Annual Meeting, the Committee made the following changes to our non-management director compensation program:

•	eliminated Board and Committee meeting fees;

•	increased the annual fee for the Chair of the Nominating & Corporate Governance Committee from $6,000 to $7,500;

•	increased the value of the annual restricted stock award from $100,000 to $150,000; and

•	increased the annual fee for the Lead Director from $15,000 to $30,000.

The changes were designed to: simplify the overall non-management director compensation program by removing the meeting attendance fees; provide a level of total compensation that approximates the 50th percentile of non-management director compensation at our peer companies; and further align director compensation with Company performance by increasing the portion of total compensation that is provided through an annual equity award rather than annual cash fees. The Governance Committee determined not to revise non-management director compensation for the 2010/2011 period.

Non-Management Director Compensation Program for 2012/2013

In considering non-management director compensation for the annual period beginning with the 2012 Annual Meeting, the Governance Committee retained Longnecker & Associates to provide industry data regarding director compensation to assist the Governance Committee with its evaluation of whether our non-management director compensation is commensurate with peer companies in our industry and is adequate compensation for their service on our Board. As a result of the Governance Committee’s evaluation, for the annual period beginning with our 2012 Annual Meeting, the committee revised non-management director compensation as follows:

•	increased the annual cash retainer from $50,000 to $75,000;

•	increased the annual fee for the chairperson of the Governance Committee from $7,500 to $10,000;

•	increased the annual fee for the chairperson of the Audit Committee from $15,000 to $25,000;

•	increased the annual fee for the chairperson of the Compensation Committee from $15,000 to $20,000;

•	increased the value of the annual restricted stock award from $150,000 to $200,000; and

•	increased the annual fee for the Lead Director from $30,000 to $75,000.

These changes were made to keep the level of total compensation at the 50th percentile of non-management director compensation at our peer companies; and to continue to align director compensation with Company performance by increasing the portion of total compensation that is provided through an annual equity award rather than annual cash fees. These changes will take effect at our 2012 Annual Meeting and will be reflected in the Non-Management Director Compensation Table in our 2013 Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership information with respect to our common stock as of March 1, 2012 for (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each of our directors and nominees for director, (3) each of our named executive officers referenced in the Summary Compensation Table, and (4) all of our directors and executive officers as a group. Unless otherwise noted, each person listed below has sole voting and investment power with respect to the shares of our common stock listed below as beneficially owned by the person.

None of the shares beneficially owned by our executive officers or directors has been pledged as security for an obligation. Our insider trading policy prohibits our executive officers and directors from holding Newfield securities in a margin account or pledging Newfield securities as collateral for a loan.

	Beneficial Ownership(1)
Name of Beneficial Owner	Shares	Percent
Holders of More Than 5%:
BlackRock, Inc. (2)	6,853,590	5.09%
The Vanguard Group, Inc. (3)	7,086,099	5.26%
Wellington Management Company, LLP(4)	14,606,004	10.85%
Capital World Investors(5)	15,353,219	11.4%
Executive Officers and Directors:
Lee K. Boothby	90,807	*
Philip J. Burguières	26,098	*
George T. Dunn	128,816	*
Pamela J. Gardner	14,580	*
John Randolph Kemp III	16,088	*
J. Michael Lacey	15,576	*
Joseph H. Netherland	15,576	*
Howard H. Newman	186,314	*
Gary D. Packer	140,267	*
Terry W. Rathert	120,472	*
Thomas G. Ricks	20,804	*
Juanita F. Romans	13,580	*
John H. Jasek	53,135	*
C. E. (Chuck) Shultz	28,214	*
J. Terry Strange	15,576	*
Executive officers and directors as a group (consisting of 19 persons)	1,073,252	*

*	Less than 1%

(1)	The amounts shown include, as of March 1, 2012: (a) shares of common stock held under Newfield’s 401(k) Plan for the accounts of participants; (b) shares of restricted stock; and (c) shares of common stock that may be acquired within 60 days through the exercise of stock options or the vesting of restricted stock units. The shares beneficially owned by Messrs. Boothby, Dunn, Packer, Rathert and Jasek and by our executive officers and directors as a group include 24,000 shares, 14,400 shares, 20,000 shares, 10,000 shares, 22,000 shares, and 139,660 shares, respectively, that may be acquired by such persons within 60 days through the exercise of stock options. None of our named executive officers or directors own restricted stock units that may vest within 60 days after March 1, 2012. Until stock options are exercised or restricted stock units vest, these individuals have neither voting nor investment power over the underlying shares of common stock.

(2)	BlackRock, Inc. (BlackRock), in its capacity as a parent holding company or control person for various subsidiaries (none of which individually owns more than 5% of our outstanding common stock), may be deemed to beneficially own the indicated shares. BlackRock’s address is 40 East 52nd St., New York, NY 10022. This information is based on BlackRock’s most recent Statement on Schedule 13G.

(3)	The Vanguard Group, Inc. (Vanguard), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares, which are held of record by clients of Vanguard. Vanguard has sole voting power and shared investment power over 185,021 shares as well as sole investment power of 6,901,078 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. This information is based on Vanguard’s most recent Statement on Schedule 13G.

(4)	Wellington Management Company, LLP (Wellington), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares, which are held of record by clients of Wellington. Wellington has shared voting power over 9,990,160 shares and shared investment power over 14,556,659 shares. Wellington’s address is 280 Congress Street, Boston, MA 02210. This information is based on Wellington’s most recent Statement on Schedule 13G.

(5)	Capital World Investors (Capital), a division of Capital Research and Management Company in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares, which are held of record by clients of Capital. Capital’s address is 333 South Hope Street, Los Angeles, CA 90071. This information is based on Capital’s most recent Statement on Schedule 13G.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of our common stock to file reports of beneficial ownership and changes in ownership with the SEC. These persons are required by SEC rules to furnish us with copies of these reports. Based solely on our review of the copies of these reports received by us during fiscal year 2011 and representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that all such filing requirements were complied with during the year ended December 31, 2011.

CORPORATE GOVERNANCE

Set forth below, in question and answer format, is a discussion about our corporate governance policies and practices and other matters relating to our Board and its Committees.

General

Have you adopted Corporate Governance Guidelines?

Yes. The Board is responsible for, and believes in, overseeing the Company’s assets and business affairs in an honest, fair, diligent and ethical manner driven by good corporate governance principles. To fulfill its responsibilities, the Board follows the procedures and standards set forth in its Corporate Governance Guidelines. These Guidelines address matters such as director responsibilities and conduct, director qualifications, Board composition, functioning of the Board and the Committees, director access to management and independent advisors, director compensation, director stock ownership, director orientation and continuing education, evaluation of our Chief Executive Officer, management succession and performance evaluations of our Board and its Committees. In February 2012, the Nominating & Corporate Governance Committee also established a “Director Selection Process and Guidelines”, which is attached as Appendix A to the Corporate Governance Guidelines and outlines the process and criteria for selecting director nominees.

Have you adopted a Code of Ethics and Conduct?

Yes. Our Board has formally adopted a Corporate Code of Business Conduct and Ethics applicable to our directors, officers and employees. Our Corporate Code includes a Financial Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and Controller or Chief Accounting Officer, and an Insider Trading Policy applicable to all directors, officers and employees.

How can I view or obtain copies of your corporate governance materials?

The guidelines and codes mentioned above, as well as the charters for the Audit Committee, Compensation & Management Development Committee and Nominating & Corporate Governance Committee of our Board, are available on our website for viewing and printing. Go to http://www.newfield.com and then to the “Corporate Governance — Overview” tab.

Board of Directors

How many independent directors do you have? How do you determine whether a director is independent?

Our Board has affirmatively determined that 10 of our 11 current directors are “independent” as that term is defined by NYSE rules. In making this determination, our Board considered various transactions and relationships between each director nominee or his or her immediate family and our Company and its subsidiaries. The purpose of this review by our Board was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. In the ordinary course of business during 2011, we entered into purchase and sale transactions for products and services with certain companies affiliated with members of our Board of Directors, as described below:

•

Messrs. Burguières and Netherland are directors of FMC Technologies, Inc., and Mr. Netherland retired as Chairman of FMC Technologies in December 2008. In 2011, we paid FMC Technologies and its subsidiaries approximately $11.7 million (net to our interest) for well head and other equipment.

•

Mr. Burguières is Chairman Emeritus of Weatherford International, Inc. In 2011, we paid Weatherford and its subsidiaries approximately $20.3 million (net to our interest) for various oilfield services.

•	Mr. Shultz is a director of Enbridge Inc. In 2011, Enbridge and its subsidiaries paid us approximately $3.5 million (net to our interest) for purchases of natural gas from us.

In each case, the transactions were for less than 2% of the consolidated gross revenues of the director-affiliated company. See also “Interests of Management and Others in Certain Transactions”. We generally expect transactions of a similar nature to occur during 2012.

As a result of its review, our Board affirmatively determined, based on its understanding of such transactions and relationships, that all of our current directors are independent of our Company under the standards set forth by the NYSE, with the exception of Lee K. Boothby. Mr. Boothby currently serves as our Chairman of the Board, President and Chief Executive Officer. There are no family relationships between any of the nominees for director or between any nominee and any executive officer of our Company.

How many times did your Board meet last year?

Our Board met in person or by telephone conference five times during 2011.

Did any of your directors who served on your Board during 2011 attend fewer than 75% of the meetings of your Board and his or her assigned Committees during 2011?

No.

Do you have a policy regarding director attendance at Annual Meetings of Stockholders?

Yes. Directors are expected to attend the Annual Meetings of Stockholders. All of our directors attended the 2011 Annual Meeting.

Do your non-management directors and independent directors meet in executive session?

Yes. Our non-management directors and independent directors meet in executive session on a regular basis — usually at each regularly scheduled meeting of our Board. All of our non-management directors are independent. Our corporate governance guidelines provide that our independent directors will meet in executive session at least annually and more frequently as needed at the call of one or more of our independent directors. Our corporate governance guidelines also provide that executive sessions will be presided over by our independent “Lead Director”. Philip J. Burguières has served as our Lead Director since May 2010. If the Lead Director is not in attendance, these executive sessions will be presided over by such other person chosen by vote of the non-management or independent directors, as applicable.

How is your Board’s leadership structured?

We historically have combined the roles of Chairman of the Board (Chairman) and Chief Executive Officer (CEO), other than for periods of time after the retirement of a CEO. In February 2012, in connection with revising our Corporate Governance Guidelines, the Governance Committee and the other independent members of our Board evaluated the appropriate leadership structure for our Company. As part of their evaluation, they considered our past leadership structures, the leadership structures of peer companies in our industry and corporate governance trends. After considering all of these factors, our Governance Committee recommended, and our Board approved, not to support implementing a policy with respect to the separation of the offices of Chairman and CEO at this time. In many situations, the Board believes a combined Chairman/CEO office can provide significant benefits for its stockholders, including a unified approach to strategy and execution and a Chairman that has a pulse on the day-to-day business of the Company and therefore knowledge of the important issues to be addressed by the Board. The Board believes that the decision to separate the offices of Chairman and CEO should be part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination regarding this issue as appropriate under the circumstances at the time.

At this time, our Governance Committee and Board believe that combining the role of CEO and Chairman continues to be appropriate for us in light of our historical success using this structure, the comparability of this leadership structure with those used at our peer companies, and Mr. Boothby’s performance as Chairman, President and CEO. The Board believes that having the CEO also serve as Chairman provides the Company with a clear leadership structure, provides the Board with valuable insight into the Company’s operations and strategies from management’s perspective and facilitates the flow of information between management and the Board. The Board also believes that this leadership structure ensures the appropriate level of independent oversight because:

•	the Board has an independent Lead Director, who presides over the executive sessions of our non-management and independent directors (which usually occur at each regularly-scheduled Board meeting);

•	Board committees are composed entirely of independent directors;

•	the independent Compensation Committee annually evaluates the performance of our CEO and reviews the evaluation with the independent members of our Board; and

•	all of the director nominees, other than Mr. Boothby our CEO and President, are independent under the standards set forth by the NYSE.

What are the responsibilities of the Chairman and the Lead Director?

The Chairman ensures the overall effectiveness of the Board and will:

•	set the agendas and preside over meetings of the Board;

•	serve as a liaison between the Board and management; and

•	chair the annual stockholder meetings.

The Lead Director will hold a valuable role in both the overall leadership of the Board and creating an atmosphere in which the Board can enhance the success of the Company. The Lead Director will:

•	set the agenda for, call and preside over the executive sessions of the non-management and independent directors;

•	brief the Chairman/CEO and management, as needed, on the issues discussed in the executive sessions;

•	serve as a mentor and provide guidance to the Chairman/CEO as requested or needed;

•	collaborate with the Chairman/CEO on the agenda for the meetings of the Board;

•	act as a liaison between the non-management and independent directors and the Chairman/CEO and management;

•	preside over meetings of the Board at which the Chairman is not present;

•	coordinate the retention of consultants and advisors who report directly to the Board on Board matters (as opposed to committee consultants and advisors);

•	facilitate and assist the Governance Committee with Board, Committee and director evaluations and communicating results;

•	foster a respectful atmosphere in which directors feel comfortable asking questions, providing insight and engaging in dialogue; and

•

as requested from time to time by the Chairman/CEO, meet with management to preview significant matters (such as potential acquisitions and other large capital commitments) expected to be presented to the Board and be a general resource to the Chairman/CEO.

Can interested parties communicate directly with your non-management directors?

Yes. We have established an Ethics Line, consisting of a website that facilitates submission of reports over the Internet and toll-free numbers that can be used from all the countries in which we operate, so that investors, employees and any other interested parties can anonymously report through a third party any practices thought to be in violation of our corporate governance policies. The Ethics Line also can be used to make concerns known to our non-management or independent directors (individually or as a group), including our Lead Director, on a direct and confidential basis. The web address for our Ethics Line is www.newfieldexploration.ethicspoint.com and the telephone number for the Ethics Line in the United States, Guam, Puerto Rico and Canada is 866-593-5936. Additional information regarding the Ethics Line is available on our website at http://www.newfield.com under the tab “Corporate Governance — Overview”.

What is your Board of Directors’ role in risk oversight?

Management is responsible for implementing our financial and business strategies and assessing and managing the risks relating to our Company and its performance under those strategies on a daily basis. Our Board reviews, approves (where appropriate) and monitors our financial and business objectives, strategies, plans and major corporate actions, and assesses major risks relating to our Company and its performance and reviews options to mitigate and address such risks.

Our Board retains the primary responsibility for strategic and risk oversight. To assist the Board in discharging its oversight responsibilities, members of management report to the Board and its committees on areas of risk to our Company, and our Board committees consider specific areas of risks inherent in their respective areas of oversight and report to the full Board regarding their activities. For example, our Audit Committee discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Compensation & Management Development Committee incorporates risk considerations, including the risk of loss of key personnel, as it evaluates the performance of our CEO and other executive officers, reviews management development and succession plans, and considers risks related to our compensation programs and policies. Our Nominating & Corporate Governance Committee focuses on issues relating to Board composition, leadership structures and corporate governance matters. In addition to receiving reports from Board committees regarding the risks considered in their respective areas, to ensure that our Board has a broad view of our strategy and overall risk management process, the Board will specifically review our long-term strategic plans and the principal issues and risks that we may face, as well as the processes through which we manage risk, during at least one Board meeting per year. This enables the full Board to coordinate risk oversight, especially with respect to risk interrelationships. At this point, we believe that combining the roles of Chairman and CEO enhances the Board’s administration of its risk oversight function because, through his role as Chairman, our CEO is able to provide the Board with valuable insight into our risk profile and the options to mitigate and address our risks based on his experiences with the daily management of our business as our CEO.

How are your directors compensated?

Only non-management directors are compensated for serving as directors. See “Non-Management Director Compensation” beginning on page 21 for information about our non-management director compensation.

Do you have stock ownership guidelines for directors?

Yes. The Board believes that an alignment of director interests with those of stockholders is very important. All non-management directors are expected to own stock in the Company equal in value to five times the annual base cash retainer, not including any cash retainers paid to a director for serving as the Chairman, the Lead Director or a Chair of a Committee. Such ownership must be accomplished within five years from a director’s first appointment to the Board.

Do you have a mandatory retirement age for directors?

Yes, if a director reaches age 72 while in office, such director must resign at the end of his or her then current term, unless (a) the members of the Governance Committee unanimously (not including the director in question if such director is a member of the Governance Committee) waive such requirement due to special circumstances; and (b) the action is ratified and approved by a majority of the disinterested directors on the Board. During 2011, Mr. Shultz turned 72. However, the Governance Committee and the Board, unanimously decided (excluding the vote of Mr. Shultz) to waive this requirement for a one-year period because Mr. Shultz’s significant oil and gas industry experience, engineering expertise, high level of financial literacy and understanding of reserves are all extremely valuable to the Board and cannot easily be replaced.

Do you have mandatory term limits for directors?

No. The oil and gas industry is a very specialized industry that can take years to truly understand. The Board believes that the Company and its stockholders benefit from Board continuity and stability that allows directors to focus on long-term business strategies and results. For these reasons, among others, the Board does not believe it should establish arbitrary term limits for directors based on years of service. Such term limits are likely to force the Company to lose the contribution of directors who have developed significant and valuable insight into the Company, its operations and industry that cannot easily be replaced.

Does your Board have any standing committees?

Yes. Our Board presently has the following significant standing committees:

•	Audit Committee;

•	Compensation & Management Development Committee; and

•	Nominating & Corporate Governance Committee.

Each of these Committees is composed entirely of independent directors.

Has your Board adopted charters for each of these Committees? If so, how can I view or obtain copies of them?

Yes. Our Board has adopted a charter for each of these Committees along with Corporate Governance Guidelines. The charters and guidelines are available on our website for viewing and printing. Go to http://www.newfield.com and then to the “Corporate Governance — Overview” tab.

Audit Committee

What does the Audit Committee do?

The primary purposes of the Audit Committee are to assist the Board in monitoring:

•	the integrity of our financial statements and financial reporting processes and systems of internal control;

•	the qualifications and independence of our independent auditors;

•	the performance of our internal audit function and independent auditors; and

•	our compliance with legal and regulatory requirements.

The Audit Committee also prepares a report each year in conformity with the rules of the SEC for inclusion in our annual Proxy Statement. The Audit Committee is responsible for appointing, retaining and terminating our independent auditors and also performs the specific functions set forth in its charter.

Who are the members of the Audit Committee?

The Audit Committee currently consists of J. Michael Lacey, Thomas G. Ricks, Juanita F. Romans, C. E. (Chuck) Shultz and J. Terry Strange, with Mr. Ricks serving as Chair. Each member of the Audit Committee is independent, under the standards set forth by the NYSE. Mr. Strange also serves on the audit committees of Group 1 Automotive, Inc., New Jersey Resources Corporation and SLM Corporation. Our Board has determined that such simultaneous service on these other audit committees and on our Audit Committee does not impair the ability of Mr. Strange to serve effectively on our Audit Committee.

Does the Audit Committee have an audit committee financial expert?

Yes. Our Board has determined that each of Messrs. Ricks and Strange meets the qualifications of an audit committee financial expert, as defined by SEC regulations, and is independent, under the standards set forth by the NYSE.

How many times did the Audit Committee meet last year?

The Audit Committee held seven meetings in person or by telephone conference during 2011.

Compensation & Management Development Committee

What does the Compensation & Management Development Committee (Compensation Committee) do?

The primary purposes of the Compensation Committee are:

•	reviewing, evaluating, modifying and approving the compensation of our executive officers and other key employees;

•	producing a report on executive compensation each year for inclusion in our annual Proxy Statement;

•	overseeing the evaluation and development of Company management; and

•	overseeing succession planning for our Chief Executive Officer and other senior executive officers.

The Compensation Committee has authority to oversee the administration of compensation programs applicable to all of our employees, including executive officers, and also performs the specific functions set forth in its charter. The Compensation Committee may delegate some or all of its authority to subcommittees when it deems appropriate.

Who are the members of the Compensation Committee?

The Compensation Committee currently consists of Philip J. Burguières, Pamela J. Gardner, John Randolph Kemp III, Joseph H. Netherland and Howard H. Newman, with Mr. Kemp serving as Chair. Each Compensation Committee member is independent, under the standards set forth by the NYSE.

How many times did the Compensation Committee meet last year?

The Compensation Committee held five meetings in person or by telephone conference during 2011.

What are the Compensation Committee’s processes and procedures for consideration and determination of executive compensation?

Executive compensation is reviewed at least annually by the Compensation Committee. The Compensation Committee generally makes its decisions regarding the annual compensation of our executive officers at its regularly scheduled meeting in February of each year. These decisions include adjustments to base salary, annual incentive cash awards and grants of long-term incentive awards. The Compensation Committee also makes compensation adjustments as necessary at other times during the year in the case of promotions, changes in employment status and for competitive purposes. The Compensation Committee may delegate some or all of its authority to subcommittees when it deems appropriate. See “Executive Compensation — Compensation Discussion and Analysis” beginning on page 36 for more information regarding the Compensation Committee’s processes and procedures for consideration and determination of executive compensation.

How does the Compensation Committee consider risk when determining our compensation programs?

Our Compensation Committee has discussed the concept of risk as it relates to our compensation programs and does not believe our compensation programs encourage excessive or inappropriate risk taking. The Compensation Committee, with assistance of its independent compensation consultant, arrived at this conclusion for the following reasons:

•

Our employees receive both fixed and variable compensation. The fixed (salary) portion provides a steady income regardless of the Company’s stock performance and allows executives to focus on the Company’s business without an excessive focus on the Company’s stock price performance.

•

The annual cash incentive awards are 100% discretionary and determined based upon several factors, including performance against goals at the Company, business unit and individual levels. The Company goals are designed to ensure a proper balance between operational metrics, financial goals and strategic goals.

•	Our restricted stock units generally vest over three or four years, which discourages short-term risk taking.

•

Between 25% and 50% of all long-term incentives granted to our executives are performance-based stock units. These performance-based stock units are subject to risk of forfeiture if the long-term total stockholder return objectives are not met, which encourages a long-term perspective by our executives. In addition, a substantial portion of our executives’ long-term equity compensation is forfeited upon voluntary termination, which encourages our executives to maintain a long-term focus.

•	Essentially all of our employees participate in our compensation programs regardless of business unit, which encourages consistent behavior across the Company.

The Compensation Committee believes that these factors discourage short-term risk taking and encourage all of the Company’s employees to focus on Newfield’s sustained long-term performance.

Nominating & Corporate Governance Committee

What does the Nominating & Corporate Governance Committee (Governance Committee) do?

The primary purposes of the Governance Committee are:

•	advising our Board about the appropriate composition of the Board and its committees;

•	evaluating potential or suggested director nominees and identifying individuals qualified to be directors;

•	nominating directors for election at our Annual Meetings of Stockholders or for appointment to fill vacancies;

•	recommending to our Board the directors to serve as members of each committee of our Board and the individual members to serve as chairpersons of the committees;

•	approving the compensation structure for all non-management directors;

•

advising our Board about corporate governance practices, developing and recommending to the Board appropriate corporate governance practices and policies and assisting the Board in implementing those practices and policies;

•	overseeing the evaluation of our Board and its committees through an annual performance review; and

•	overseeing the new director orientation program and the continuing education program for all directors.

The Governance Committee also performs the specific functions set forth in its charter.

Who are the members of the Governance Committee?

The Governance Committee currently consists of Philip J. Burguières, Pamela J. Gardner, John Randolph Kemp III, J. Michael Lacey, Joseph H. Netherland, Thomas G. Ricks, Juanita F. Romans and J. Terry Strange, with Mr. Burguières serving as Chair. Each Governance Committee member is independent, under the standards set forth by the NYSE.

How many times did the Governance Committee meet last year?

The Governance Committee held three meetings in person or by telephone conference during 2011.

Does the Governance Committee have a policy on diversity when selecting director candidates?

In selecting director candidates, the Governance Committee and the Board take diversity into account, seeking to ensure a representation of varied perspectives and experiences, although the Governance Committee’s Director Selection Guidelines do not prescribe specific standards for diversity.

What processes and guidelines does the Governance Committee follow when considering a director nominee for a position on your Board?

In February 2012, the Board, as recommended by the Governance Committee, adopted Director Selection Guidelines under which the Governance Committee established criteria for nominating directors, screening candidates and evaluating the qualifications of director nominees. The Governance Committee recommends director nominees who are ultimately approved by the full Board. The Governance Committee considers candidates suggested by its members, other directors, senior management and stockholders in anticipation of upcoming director elections and actual or expected Board vacancies. The Governance Committee is authorized, at the expense of the Company, to retain search firms, consultants, and any other advisors it may deem appropriate, in order to identify and screen potential candidates.

The Governance Committee reviews the size and structure of the Board and considers director tenure, skills and experience in determining the slate of nominees and as part of director succession planning. The Governance Committee endeavors to find candidates of high integrity who have a solid reputation and record of accomplishment in their chosen fields and who display the independence of mind and strength of character to effectively represent the best interests of all stockholders. Candidates are selected for their demonstrated ability to exercise good judgment, to provide practical insights and diverse perspectives. In addition to demonstrated leadership skills in strategy development, risk management and succession planning, the Governance Committee considers experience in the following areas: the oil and gas industry and operations; health, safety and environmental matters; international company operations; finance and accounting; technology; corporate social responsibility and public policy matters.

After reviewing the qualifications of potential candidates, the Governance Committee determines the candidates that shall proceed to the next step of evaluation, which is typically an in-person interview. To the extent feasible, potential candidates shall be interviewed by the Chairman, CEO and a majority of the Governance Committee members. The results of these interviews shall be considered by the Governance Committee in its decision to recommend a director candidate to the Board for nomination. In addition to reviewing the qualifications of new candidates, the Governance Committee shall also review sitting directors who are being considered for re-nomination in light of the above considerations and their past contributions to the Board.

Does the Governance Committee consider candidates for your Board submitted by stockholders and, if so, what are the procedures for submitting such recommendations?

Yes. As provided in the Governance Committee’s charter and the Director Selection Guidelines, it is the Governance Committee’s policy to consider suggestions from many sources, including stockholders, regarding possible candidates for director. In general, the Governance Committee will use the same process to evaluate candidates recommended by stockholders as it uses to evaluate all other director candidates, as set forth in response to the previous question. However, if a candidate is recommended by a specific stockholder or a group of stockholders, the Governance Committee would evaluate the candidate to assess whether the candidate could impartially represent the interests of all stockholders without unduly favoring the particular interests of the recommending stockholder or group of stockholders.

If a stockholder wants the Governance Committee to consider a possible candidate for director, the name of the possible candidate, together with appropriate biographical information, should be submitted to the Chair of the Nominating & Corporate Governance Committee, c/o John D. Marziotti, Secretary, Newfield Exploration Company, 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380. Stockholders who wish to propose a matter for action at a stockholders’ meeting, including the nomination of directors, must comply with the provisions of our Bylaws that are described in this Proxy Statement in the section entitled “Stockholder Proposals for 2013 Annual Meeting and Director Nominations”.

What is the Governance Committee’s process for determining director compensation?

The Governance Committee has the sole authority to approve the compensation structure for all of our non-management directors. The Governance Committee may delegate some or all of its authority to subcommittees when it deems appropriate.

Director compensation is reviewed at least annually by the Governance Committee. The Governance Committee seeks to set director compensation at an adequate level to compensate directors for their time and effort expended in satisfying their obligations to us without jeopardizing their independence.

In considering non-management director compensation for the annual period beginning with the 2011 Annual Meeting, the Governance Committee determined that no changes to director compensation were necessary. In considering non-management director compensation for the annual period beginning with the 2012 Annual Meeting, the Governance Committee retained Longnecker & Associates to provide industry data regarding director compensation to assist the Governance Committee with its evaluation of whether our non-management director compensation is commensurate with peer companies in our industry and is adequate compensation for their service on our Board. As a result of the Governance Committee’s evaluation, for the annual period beginning with our 2012 Annual Meeting, the committee revised non-management director compensation as follows:

•	increased the annual cash retainer from $50,000 to $75,000;

•	increased the annual fee for the chairperson of the Governance Committee from $7,500 to $10,000;

•	increased the annual fee for the chairperson of the Audit Committee from $15,000 to $25,000;

•	increased the annual fee for the chairperson of the Compensation Committee from $15,000 to $20,000;

•	increased the value of the annual restricted stock award from $150,000 to $200,000; and

•	increased the annual fee for the Lead Director from $30,000 to $75,000.

See “Non-Management Director Compensation” above for a more detailed description of our non-management director compensation programs.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Although we have not formally adopted written policies or procedures for the approval of related person transactions, our Corporate Governance Guidelines and Corporate Code of Business Conduct and Ethics (Code of Conduct) specifically prohibit conflicts of interests, except under guidelines approved by the Board of Directors. Under the Code of Conduct, a “conflict of interest” is defined as any circumstance that could cast doubt on a person’s ability to act with total objectivity with regard to the Company’s interests. Any employee or director who becomes aware of a conflict or potential conflict is asked to bring it to the attention of a supervisor, management or other appropriate personnel, who then is required to document and report the outcome of such matters to our compliance officer. Under the Corporate Governance Guidelines, the Board must resolve any conflict of interest question involving the CEO or any executive officer.

In addition, the Corporate Governance Guidelines state that Directors shall attempt to avoid any situation that may give rise to a conflict of interest or the appearance of a conflict of interest. If an actual or potential conflict of interest arises, the Director must promptly inform the Chairman and the Chair of the Nominating & Corporate Governance Committee (or in the event a potential conflict arises with the Chair of the Nominating & Corporate Governance Committee, he or she shall notify the Chair of the Audit Committee) and recuse himself or herself from any Board deliberations or decisions related to the matter that is the subject of the conflict of interest. If an actual or potential conflict exists and cannot be resolved by a Director’s recusal from participation in discussions or deliberations related to the matter or in any other reasonable manner, the Director is expected to offer to tender his or her resignation to the Chair of the Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee shall determine whether to accept or reject such offer.

Further, the Nominating & Corporate Governance Committee and our Board annually review related person transactions with respect to directors (including those transactions described below with respect to directors and those described above under “Corporate Governance-Board of Directors”) as part of their annual assessment of director independence and the director nomination process, as provided in our written Corporate Governance Guidelines and the written charter of our Nominating & Corporate Governance Committee. Other related person transactions are disclosed to our Board or a Board committee and are addressed on a case-by-case basis.

Susan G. Riggs, our Treasurer, is a minority owner of Huffco International L.L.C. In May 1997, before Ms. Riggs joined us, we acquired from Huffco an entity now known as Newfield China, LDC, the owner of a 12% interest in a three field unit located on Blocks 04/36 and 05/36 in Bohai Bay, offshore China. Huffco retained preferred shares of Newfield China that provide for an aggregate dividend equal to 10% of the excess of proceeds received by Newfield China from the sale of oil, gas and other minerals over all costs incurred with respect to exploration and production in Block 05/36, plus the cash purchase price we paid Huffco for Newfield China ($6 million). During 2011 and 2010, Newfield China paid approximately $4.1 million and $3.8 million, respectively, of dividends to Huffco on the preferred shares of Newfield China. Based on our estimate of the net present value of the proved reserves associated with Block 05/36, the indirect interests (through Huffco) in Newfield China’s preferred shares held by Ms. Riggs had a net present value of approximately $243,486 at December 31, 2011.

COMPENSATION & MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation & Management Development Committee of the Newfield Board of Directors currently consists of the five directors whose names appear below. The Compensation & Management Development Committee has reviewed and discussed with Newfield’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this Proxy Statement. Based on this review and discussion, the Compensation & Management Development Committee recommended to the Board of Directors of Newfield that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the Compensation & Management Development Committee.

John Randolph Kemp III, Chair
Philip J. Burguières
Pamela J. Gardner
Joseph H. Netherland
Howard H. Newman

The foregoing Compensation & Management Development Committee Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation & Management Development Committee of the Board, or the Compensation Committee, oversees our compensation programs for executives and all employees. The Compensation Committee understands that in order for the Company and its stockholders to achieve long-term success, the compensation programs the Company implements need to attract, maintain, develop and motivate a strong leadership team. As a result, our executive compensation programs are designed to pay for performance, enable talent attraction, retain top talent and closely align the interests of our executives with those of our stockholders. This Compensation Discussion and Analysis provides important information on our executive compensation programs and explains the compensation decisions made by the Compensation Committee for our named executive officers, or NEOs. At our 2011 Annual Stockholder Meeting, over 92% of the stockholder votes cast approved the 2010 compensation of our named executive officers. In fiscal 2011, our NEOs included:

➢	Lee K. Boothby, Chairman of the Board, Chief Executive Officer and President;

➢	Gary D. Packer, Executive Vice President and Chief Operating Officer;

➢	Terry W. Rathert, Executive Vice President and Chief Financial Officer;

➢	George T. Dunn, Vice President – Mid-Continent; and

➢	John H. Jasek, Vice President – Onshore Gulf Coast.

Executive Summary

The year 2011 was a very challenging operational year for Newfield and simply put, we fell short of expectations. After two years of top-tier performance in 2009 and 2010, where our stock price was up a cumulative 265%, in 2011, our share price declined 49% and our three-year composite stock performance moved from top-quartile to the lower second quartile relative to our peers. During this year, we continued our strategy to transition the Company towards higher-margin oil developments and away from natural gas, as natural gas prices continued to decline. While this transition is necessary for our long-term success, we were unable to deliver on several near-term performance metrics, such as our 2011 production goals. Despite these operational challenges, we did meet many of our strategic objectives, which we believe has positioned the organization for future success in 2012 and beyond. A few of our 2011 performance highlights include:

•	We successfully implemented our long-term strategy to balance our asset portfolio and transition to an oil-focused company, evidenced by our:

➢	29% year-over-year increase in proved oil reserves;
➢	20% year-over-year increase in oil production; and
➢	Addition of 200,000 net acres in oily resource plays;

•	We monetized non-strategic oil and gas assets, which resulted in approximately $406 million in proceeds during 2011, exceeding initial targeted amounts of $200 to $300 million;

•	We lived within our internal resources by using cash flows and sale proceeds from agreements executed in 2011 to fund spending (excluding acquisitions), keeping our balance sheet strong; and

•	We invested significantly in the development, growth and retention of our talented employees and future leaders at a time of extremely high demand for experienced technical and leadership talent.

The Compensation Committee believes that these financial and strategic achievements, although off-set by the operational challenges and decline in the Company’s stock price during 2011, have better positioned the Company for long-term success. Based on the foregoing, and after reviewing competitive market data to compare our executive pay levels to our peers, the Compensation Committee determined that the NEOs performance for 2011 ranked in the lower second quartile of its peers. As a result, the Compensation Committee made the following compensation decisions in February 2012 based upon 2011 performance:

•	To decrease annual incentive compensation awards to the NEOs by approximately 14% year-over-year.

•

To decrease the aggregate grant-date fair market value of long-term incentive awards granted to the NEOs by approximately 12% year-over-year (which will not be reflected in the Summary Compensation Table until 2012). In February 2011, the Compensation Committee awarded to the NEOs an aggregate grant-date fair value of long-term incentive awards of approximately $11 million (which is reflected in the Summary Compensation Table in year 2011), a 26% increase over the award made in February 2010, which is a reflection of the 50% increase in stock price and top-tier performance of the Company during 2010.

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To increase the alignment of all executives, including the NEOs, with our stockholders’ long-term interests by granting between 25% and 50% of all long-term incentive awards as performance-based restricted stock units tied to long-term total stockholder return.

Compensation Philosophy and Governance Policies

Our compensation philosophy for executives is guided by the following principles:

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Goal-Oriented Pay for Performance. The cornerstone of our compensation program for our executives and all employees, regardless of level, is “pay for performance”. In making compensation decisions, we consider annual and long-term Company performance and measure performance against our peers and against our goals at the individual, business unit and corporate levels.

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Competitive Compensation. The Compensation Committee believes it is imperative that we maintain highly competitive compensation programs to attract, retain and motivate executives and our future leaders. Competition for experienced geoscientists, petroleum engineers and other top-tier talent in the oil and gas industry is intense. We expect that this competition will only increase as the economy improves and as a significant portion of the qualified technical talent enters retirement age. As a result, the Compensation Committee annually reviews the compensation of similar executive positions at other peer group companies to ensure we remain competitive and can continue to attract, retain and motivate top-tier talent.

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Alignment with Long-Term Stockholder Interests. By providing long-term equity incentives, including time-vesting and performance-vesting equity incentives, we closely align the interests of our executives with those of our stockholders and encourage growth in long-term stockholder value.

Each element of our compensation program is intended to further at least one if not more of these principles. We believe this compensation philosophy allows us to reward performance while also encouraging behavior that is in the long-term best interests of the Company and its stockholders.

The Compensation Committee’s primary goal is to design compensation strategies and programs that it believes further the best interests of our Company and our stockholders and that meet the compensation principles described above. In line with these principles, we currently implement the following governance policies and practices in our compensation programs:

•	Focus on Long-Term Performance. Depending on the NEO and his potential impact on stock price, approximately 34%, for business unit leaders, and 50%, for the CEO, CFO and COO, of all long-term incentives granted to our NEOs are performance-based stock units. These performance-based stock units are subject to risk of forfeiture if the long-term total stockholder return objectives are not met. Only 43% of our peers use performance-based awards and of those that do, the performance-based long-term awards represent on average only 19% of total long-term incentive value.

•	Annual Say-on-Pay Vote. Our Board has approved and implemented an annual advisory vote by stockholders on the compensation of our NEOs.

•

No Employment Agreements. We do not have employment agreements with any of our executive officers, including the NEOs. In addition, our change-in-control severance agreements with our executives are “double-trigger” agreements, which require both a change-in-control and loss of position before any payments are due.

•	No Repricing or Back-Dating of Options. Our stock incentive plan prohibits repricing of outstanding stock options without the approval of stockholders and we have never back-dated stock options.

•	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

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Independent Consultant and Peer Group Analysis. The Compensation Committee has engaged an independent consultant who analyzes our peer group for compensation comparison purposes. The consultant assists the Compensation Committee members with their analysis and discussions during meetings and the executive sessions.

•

Policy Prohibiting Trading in Derivatives of our Stock. We prohibit executive officers from buying, selling or writing puts, calls or options related to Company stock, subject to limited exceptions for long-term “hedging” transactions by our officers and directors that are approved in advance by our Board. None of our executives has entered into hedging transactions involving our stock. We also prohibit executives from holding Company stock in a margin account or pledging Company stock as collateral for a loan.

•

Stock Ownership by Executives. All of our executive officers receive a significant amount of their total compensation in the form of grants of long-term incentive awards. Based on beneficial ownership as of March 1, 2012 and the March 1, 2012 closing price of our common stock, Messrs. Boothby, Rathert, Packer, Dunn and Jasek beneficially own shares of our common stock valued between 8 and 21 times their respective base salaries.

•

Policy on Incentive Compensation Clawback. A significant percentage of our executive officer compensation is incentive-based. The determination of the extent to which the incentive objectives are achieved and the amount of compensation received for achieving objectives is at the Compensation Committee’s discretion. Although the Compensation Committee has not set a specific clawback policy, it does have the ability to direct Newfield to seek to recover from any executive officer any amounts determined to have been inappropriately received by the individual executive officer. In addition, under the 2011 Omnibus Stock Plan, the Compensation Committee may require awards granted with performance goals be subject to any policy we may adopt relating to the recovery of that award to the extent it is determined that performance goals relating to the awards were not actually achieved. Further, the Sarbanes-Oxley Act of 2002 mandates that the CEO and CFO reimburse us for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result of misconduct. The Compensation Committee intends to implement a more specific incentive compensation clawback policy that will be based upon final regulations expected to be issued by the SEC in 2012 pursuant to the Dodd-Frank Act.

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Committee Consideration of Results of Stockholder Advisory Vote. At our 2011 Annual Meeting, our executive compensation program received the support of over 92% of shares voted at the meeting. The Compensation Committee has considered these results and views this outcome as evidence of stockholder support of its executive compensation decisions and policies. Accordingly, the Compensation Committee has substantially maintained its executive compensation policies for 2012. The Compensation Committee will continue to review stockholder votes on our executive compensation and determine whether to make any changes to the program in light of these vote results.

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Tax Deductibility Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a public company for compensation paid to its chief executive officer or any of its four other most highly compensated executive officers to the extent that the compensation of any of these officers exceeds $1 million in any calendar year. Qualifying performance-based compensation is not subject to the deduction limit. The performance-based restricted stock awards that the Compensation Committee began granting to executive officers in 2011 are designed to qualify as performance-based compensation for purposes of section 162(m). No other components of our compensation awarded in 2011 currently qualify as performance-based compensation for purposes of section 162(m).

Elements of our 2011 Compensation Program

The following elements made up the fiscal 2011 compensation program for our executive officers, including the NEOs:

Element	Form of Compensation	Purpose, Basis and Performance Criteria

Base Salary	Cash

•    Base salary is intended to provide a market competitive level of fixed compensation in recognition of responsibilities, skills, capabilities, experience and leadership.

•    Historically, our base salaries for NEOs have been below median for comparable positions within our industry. The Compensation Committee generally increased executive base salaries over the last two years to be more competitive with salaries for comparable positions within our industry.

•    Base salary is not generally performance based, but competency and tenure-based placement to benchmark.

Annual Incentive Awards	Cash

•    Annual cash incentive awards are intended to provide an incentive for performance achievement against a set of stated annual corporate, business unit and individual goals and to reward for such performance.

•    Payments are made from a cash incentive pool approved annually by the Compensation Committee.

•    Each NEO’s award is then determined by the Compensation Committee’s assessment of four primary factors, (i) the Company’s total stockholder return relative to its peers, (ii) the Company’s performance against stated performance metrics, (iii) the Company’s performance against stated strategic goals and objectives, and (iv) the individual’s performance to stated business unit and individual goals and objectives.

Long-Term Incentive Awards	Restricted Stock Units

•    Long-term incentive awards are intended to recognize and provide an incentive for achieving appropriate long-term corporate goals and objectives, recognize promotions, enable retention and create an equity stake in the Company, aligning our executives’ interests with our stockholders.

•    The Compensation Committee determines annually in February the number and mix of long-term incentive awards to be granted to the NEOs.

•    In 2011, the long-term incentive awards included equity awards that vest over a three-year period and equity awards with the potential to vest based on our stock price performance relative to our peers over a three to five-year period. The Compensation Committee provides both time-vesting and performance-based vesting long-term incentive awards to balance the retention incentive provided by the time-vesting awards with the strong tie to relative long-term stockholder return provided by the performance-based awards. Performance-based long-term incentive awards are specifically designed to more directly align our officers’ interests with stockholder return and provide an incentive to consistently improve performance over a longer-term performance horizon.

•    The ratio of time-vesting to performance-based equity awards varies by officer, based on the officer’s ability to influence overall corporate results. Performance-based awards granted during 2011 to Messrs. Boothby, Packer and Rathert represented 50% of their respective total long-term incentive awards while performance-based awards granted during 2011 to Messrs. Dunn and Jasek represented 34% of their respective long-term incentive awards.

Change of Control Severance Plan	Eligibility to receive cash severance and post-termination health benefits in connection with involuntary termination within two or three years after a change of control

•    Our Change of Control Severance Plan and underlying severance agreements with our executives are intended to provide financial security and a competitive compensation package for our executives. This additional security helps ensure that these officers remain focused on our performance and the continued creation of stockholder value throughout any change of control transaction rather than on the potential uncertainties associated with their own employment.

•    The change of control severance agreements are “double-trigger” agreements that generally provide certain payments to the NEOs if their employment is terminated during a two or three-year protected period after a change of control (depending on the officer).

•    No executive has an employment contract with the Company.

Element	Form of Compensation	Purpose, Basis and Performance Criteria

Retirement Plans	Eligibility to participate in, and receive Company contributions to, our 401(k) Plan (all employees) and Deferred Compensation Plan (executives only)

•    Our retirement plans are intended to provide financial security for our executives and competitive retirement-planning benefits to attract and retain skilled management.

•    Our Deferred Compensation Plan allows an eligible executive to defer up to 90% of his or her salary and all of his or her bonus on an annual basis and build financial security. We make a matching contribution for up to 8% of the executive’s base salary in the retirement plans.

Employee Stock Purchase Plan (ESPP)	Eligibility to purchase annually up to $25,000 of Company common stock at a discount (all employees)	• The ESPP is intended to encourage an equity stake in the Company, aligning executive interests with those of our stockholders.

Health & Welfare Plans	Eligibility to receive available health and other welfare benefits paid for, in whole or in part, by the Company, including medical, dental, life and disability insurance (all employees) and annual physical examination (executives only)	• Our health and welfare plans are intended to provide a competitive, broad-based employee benefits structure and to promote the good health of our executives.

Perquisites	Limited reimbursement for club dues	• The reimbursement of club dues is intended to promote the wellness and business relationships of our executives.

The following graph demonstrates the target allocation between base salary, annual cash incentive awards and long-term incentive awards for the Chief Executive Officer and other NEOs.

For additional information regarding specific awards to our NEOs, see “2011 Performance Goals and Compensation Decisions” below and the compensation tables beginning on page 49 of this Proxy Statement.

2011 Performance Goals and Compensation Decisions

In its February meeting each year, the Compensation Committee determines base salaries for the then current year, the annual cash incentive awards for each NEO for prior-year performance and the long-term incentive awards for the then current year. To assist the Compensation Committee in making its compensation decisions, the Compensation Committee engaged an independent compensation consultant, Meridian Compensation Partners, LLC, or Meridian, who provided the Compensation Committee with valuable data points at both the February 2011 and February 2012 meetings. Meridian’s analyses aided in the Compensation Committee’s consideration of the level of total compensation for our NEOs, allocations between annual cash incentive awards and long-term incentive awards, the types of long-term incentive awards and the allocations between the types of long-term incentive awards.

Early in 2011, our NEOs shared with the Board and Compensation Committee the 2011 corporate goals, which included various performance metrics, strategic goals and organizational goals. In February 2012, the Compensation Committee considered each of these goals, the Company’s performance against these goals and the performance of each individual NEO when making its compensation decisions. The following scorecard reflects the Company’s performance with respect to each of its stated corporate goals:

2011 Corporate Goals	2011 Actual Result	Did Not Meet Expectations	Partially Met Expectations	Met or Exceeded Expectations
Maintain “Top-Quartile” Stock Price Performance	Declined to 2nd quartile long-term stock performance against peers	X
Deliver on Performance Metrics:
➢ Grow Production 8-12% over 2010, with Oil Focused Investments	4% increase in production over 2010; 20% increase in oil production over 2010	X
➢ Reduce Lease Operating Expenses Year-Over-Year	Experienced an increase in lease operating expenses over 2010	X
➢ Grow Reserves (Reserves to Production Ratio)	5% increase in proved reserves; 29% increase in proved oil reserves; replaced 285% of 2011 production with the addition of new proved reserves			X
➢ Continuous Health, Safety and Environment Improvement	Above industry average performance, performed within plan but limited improvement over 2010		X
Disciplined Use of Capital, Spend within Cash Flows and Proceeds from Sales (excluding acquisitions)	Lived within cash flows and proceeds from sale agreements executed in 2011, maintained strong balance sheet			X
Deliver at Least one Major New Assessment Success	Added over 65,000 net acres in oil resource play in the Central Basin; drilled in 2011 and early 2012, 25 successful wells in Central Basin; captured 125,000 net acres in oil resource play in Anadarko Woodford			X
Improve Lease Operating Margins	Increased lease level margins by 14% over 2010			X
Continue Building for the Future Invest in our People & Assets	Deployed top-talent on best projects; combined international and Gulf of Mexico business units for improved synergies; invested in development of younger workforce and future leaders			X
Execute Non-Strategic Asset Sales between $200 - $300 Million	$406 million in proceeds from the sale of non-strategic assets			X

The year 2011 was a very challenging operational year for Newfield and we fell short of our expectations. After two years of top-tier performance in 2009 and 2010, where our stock price was up a cumulative 265%, in 2011, our share price declined 49%. Our three-year composite stock performance was up a cumulative 91%, which resulted in a lower second quartile stock performance when compared to our peers. During 2011, we continued to implement our long-term strategy to develop a balanced and flexible asset portfolio, one capable of sustaining the risks associated with the oil and gas industry, including geographic risks and commodity risks. In line with this strategy, we continued to focus our investments on oil and liquid-rich plays, ultimately transitioning the Company towards higher-margin oil developments and away from natural gas, as natural gas prices continue to decline. While this transition is necessary for our long-term success, we were unable to deliver on several near-term performance metrics described in the chart above, and the short-term market responded. In making its compensation decisions, the Compensation Committee recognized that the Company was not able to deliver on several near-term performance metrics. The Compensation Committee believes, however, that the leadership team met expectations with respect to the strategic objectives, and as a result, has positioned the Company for long-term future growth and success aligned with long-term stockholder interests.

In making compensation decisions, the Compensation Committee considered the NEOs performance against stated Company goals, business unit goals and individual goals. In addition, the Compensation Committee considered the increase in competition for qualified top-tier talent in the oil and gas industry, the adverse effect of continued low natural gas prices on the Company’s production and reserves, as well as the leadership team’s overall effectiveness during 2011. A description of the Compensation Committee’s decisions and analyses relating to 2011 compensation for each compensation element, as well as the Compensation Committee’s more recent decisions and analyses regarding 2012 compensation follow.

Base Salary. At its February 2011 and 2012 meetings, the Compensation Committee generally increased executive base salaries for the respective years to be more competitive with salaries for comparable positions within our industry, with the goal of providing a stable base of competitive cash compensation while rewarding performance through annual cash incentive awards and performance-based equity awards. At its February 2011 meeting, the Compensation Committee increased the annual base salaries for our named executive officers between 3.5% and 11.5% compared to 2010 base salaries. The increases in February 2011 were intended to bring the named executive officers’ base salaries closer to the industry median levels, taking into consideration their individual performance as compared to a market benchmark. During 2011, after discussions with management and its independent consultant, the Compensation Committee found that the base salaries for several of our top-tier employees were below market primarily due to increased competition. As a result, the Compensation Committee made off-cycle increases in August 2011 to the base salaries of several employees, including two NEOs. In February 2012, the peer group information reviewed by the Compensation Committee indicated that the base salaries for Messrs. Boothby and Packer were still below the median salaries for comparable positions at our peer companies. Thus, the 2012 adjustments made by the Compensation Committee were intended to set the salaries of Messrs. Boothby and Packer to the median salaries for comparable positions at peer companies. The base salary adjustments and percentage increases made during 2011 and 2012 for the NEOs are reflected in the following table:

	2011 Base Salary	2011 Mid-Year Salary After Adjustments	2012 Base Salary
Mr. Boothby	$725,000	$725,000	$800,000
Mr. Packer	$475,000	$475,000	$525,000
Mr. Rathert	$440,000	$440,000	$450,000
Mr. Dunn	$300,000	$340,000	$350,000
Mr. Jasek	$285,000	$320,000	$330,000

Consistent with our pay for performance philosophy, the base salaries for our NEOs represented between 11.1% and 18.4% of their total compensation for 2011, as set forth in the Summary Compensation Table on page 49 of this Proxy Statement.

Annual Cash Incentive Awards. The amount of each NEO’s annual cash incentive award is based upon the Compensation Committee’s assessment of four primary factors, (i) the Company’s total stockholder return relative to its peers, (ii) the Company’s performance against stated performance metrics, (iii) the Company’s performance against stated strategic goals and objectives, and (iv) the individual’s performance during the year

The Compensation Committee established annual cash incentive awards for each of our NEOs after considering the performance evaluations and amount recommendations provided by our Chief Executive Officer with respect to the other NEOs, Mr. Boothby’s self-evaluation and Meridian’s recommendations related to all NEOs. Because of the responsibilities related to the CEO and President position, the Compensation Committee placed greater importance, when compared to the other NEOs, on: the scope of Mr. Boothby’s responsibilities, his leadership in the Company, the realization of the Company’s long-term strategic goals and the Company’s multi-year comprehensive performance under Mr. Boothby’s leadership.

The Compensation Committee awarded an aggregate annual cash incentive award amounts for our NEOs of approximately $3.5 million, which represented between 16.7% and 23.1% of the NEOs total compensation for 2011, as set forth in the Summary Compensation Table on page 49 of this Proxy Statement. The annual cash incentive awards granted to the NEOs for the 2011 performance period decreased as compared to the 2010 performance period by 14.7% for Mr. Boothby, 19.4% for Mr. Packer, 12.5% for Mr. Rathert, 8.3% for Mr. Dunn and 3.4% for Mr. Jasek.

Long-term Incentive Awards. Beginning in February 2010, the Compensation Committee began to alter the mix of compensation for our executive officers by increasing the percentage of total annual compensation provided through long-term incentive awards and to include both time-vesting and performance-based long-term incentive awards. The ratio of time-vesting to performance-based vesting awards varies by officer, based on the officer’s ability to influence overall corporate results, with more senior executive officers’ awards being more heavily weighted toward performance-based awards. By providing both types of awards each year, the Compensation Committee feels it will be better able to consistently balance the retention incentive provided by the time-vesting awards with the strong tie to relative long-term stockholder return provided by the performance-based awards. The following graph displays the current mix of long-term incentive awards that are time-vested awards as compared to performance-based awards.

In February 2012, the Compensation Committee granted an aggregate grant-date fair market value of long-term incentive awards to the NEOs of approximately $8.8 million (which will not be reflected in the Summary Compensation Table until 2012), a year-over-year decrease of approximately 12%. In February 2011, the Compensation Committee awarded to the NEOs an aggregate grant-date fair market value of long-term incentive awards of approximately $11.1 million (which is reflected in the Summary Compensation Table in year 2011 on page 49), a 26% increase over the grant in February 2010, which was primarily a reflection of the 50% increase in stock price and top-tier performance of the Company during 2010. Individually, the grant-date fair market value of the long-term incentive awards granted to the NEOs in 2011 increased year-over-year by 44% for Mr. Boothby, 41% for Mr. Packer, 23% for Mr. Rathert, 23% for Mr. Dunn and 43% for Mr. Jasek.

The February 2011 time-vesting awards vest in three equal annual installments, beginning on the first anniversary of the grant. The February 2012 time-vesting awards vest in four equal installments on August 15, 2012, August 15, 2013, August 15, 2014 and August 15, 2015. The February 2011 and 2012 performance-based awards (TSRs) will vest, if they vest, based on our total cumulative stockholder return for at least three years and up to five years relative to a peer group. The peer group for the 2011 TSRs includes the following peer companies (or their successors): Berry Petroleum Corporation, Cabot Oil and Gas Corporation, Chesapeake Energy Corporation, Cimarex Energy Co., Comstock Resources, Inc., Denbury Resources Inc., EXCO Resources

Inc., Forest Oil Corporation, Noble Energy, Inc., Petrohawk Energy Corporation, Pioneer Natural Resources, Plains Exploration & Production Company, Range Resources Corporation, SandRidge Energy, Southwestern Energy Company, Ultra Petroleum Corp., Whiting Petroleum Corporation, as well as the Dow Jones Industrial Average Index and the S&P 500 Index. The peer group for the 2012 performance-based awards is identical except that Petrohawk Energy Corporation has been replaced by QEP Resources, Inc. The 2011 TSRs can vest each month beginning on April 15, 2014 and ending on April 15, 2016. Similarly, the 2012 TSRs can vest each month beginning on April 15, 2015 and ending on April 15, 2016. Both the 2011 and 2012 TSRs vest based upon our three and up to five-year cumulative stockholder return, as calculated on the determination date, as compared to the applicable peer group. The percentage of each TSR that shall vest, if any, is calculated each month during the applicable vesting period by determining our total stockholder return rank among the peer group as follows:

Total stockholder return as of a particular measurement date means the rate of return (expressed as percentage) achieved with respect to our common stock, the primary common equity security of each other company and index in the peer group if: (1) $100 was invested in each security or index on the last day of March for the applicable grant year, assuming a purchase price equal to the average closing price of the security or index for all of the trading days in March for the applicable grant year (e.g. 2011 or 2012 for the TSRs discussed herein); (2) if the record date for any dividend with respect to a particular security occurs during the period beginning March 31 of the applicable grant year and ending on the last day of the determination period, such dividend was reinvested in the security as of the record date for the dividend (using the closing price of the security on the record date); and (3) the valuation of such security or index at the end of the determination period is based on the average closing price for all of the trading days in the immediately preceding month. For example and for clarification purposes only, if the 2011 TSRs have not otherwise vested as of September 15, 2015, then the TSRs will have the potential of vesting between 0% and 100% depending on our cumulative total stockholder return as compared to the peer group for the period beginning on March 31, 2011 and ending on August 31, 2015 (using an average closing price of our stock for the trading days in March 2011 and August 2015). In view of the competitive conditions in our industry, all restricted stock unit awards continue to contain qualified retirement vesting provisions that are conditioned upon the signing of a non-compete agreement and providing a specific amount of advance notice before retirement to allow adequate time for a smooth transition.

For more information regarding the terms of the 2011 awards, as well as the fair value of the 2011 awards on their grant date, see “Grants of Plan-Based Equity Awards in 2011” beginning on page 52 of this Proxy Statement.

Evaluation Process, Including the Role of Consultants, Peer Comparisons and Officers

The Compensation Committee oversees the administration of the compensation programs applicable to our employees, including our executive officers. The Compensation Committee generally makes its decisions regarding the annual compensation of our executive officers at its regularly scheduled meeting in February of each year. These decisions include adjustments to base salary, grants of annual cash incentive awards and grants of long-term incentive awards. The Compensation Committee also makes compensation adjustments as necessary at other times during the year in the case of promotions, changes in employment status and for competitive purposes.

Each year for the February Compensation Committee meeting, our Chief Executive Officer prepares an evaluation of each of the other executive officers, and makes compensation recommendations to the Compensation Committee. During 2011, the Compensation Committee retained Meridian Compensation Partners LLC as its consultant to assist the Compensation Committee in compensation matters. Meridian reports exclusively to the Compensation Committee, which has sole authority to retain any compensation consultant to be used by the Compensation Committee to assist in the evaluation of compensation for our Chief Executive Officer and other executive officers, as well as our overall executive compensation structure.

Performance Considerations. We generally take into account the following items of corporate performance in making compensation decisions for our NEOs:

•	our financial and operational performance for the year as compared to our budget and goals, after taking into account industry conditions, and in comparison to our peers;

•	capital efficient growth of oil and natural gas reserves and production as measured against annual goals and objectives;

•	projected future growth through the development of existing projects, the creation and capture of new oil and gas plays and the potential for new transactions;

•	total return to our stockholders as compared to our peers;

•	health, safety and environmental measures and results;

•	building for the future of the Company in assets, people and organizational development;

•	leadership and representation of our Company; and

•	contribution to the overall success of our Company.

In assessing a NEO’s impact during the year and his or her overall value to our Company, we generally take into account long-term and current-year performance in the NEO’s primary area of responsibility, strategic initiatives, leadership, the NEO’s role in succession planning and development, and other intangible qualities that contribute to corporate and individual success. See “2011 Performance Goals and Compensation Decisions” above.

Analysis of Risks Arising from Design of Executive Compensation Program. The Compensation Committee, with the assistance of its independent consultant, has assessed the risks related to our compensation programs, including our executive compensation program. Based on this assessment, the Compensation Committee believes that the design of our executive compensation program does not encourage our NEOs to take excessive risks and that the risks arising from the design of these programs are not reasonably likely to have a material adverse effect on Newfield. The Compensation Committee reached the same conclusion for our other compensation programs. For a discussion of the factors that contributed to the Compensation Committee’s conclusions, see “Corporate Governance – Compensation Committee” – “How does the Compensation Committee consider risk when determining our compensation programs?” on page 31 of this Proxy Statement.

Role of Consultants.

Committee Consultant. The Compensation Committee’s consultant, Meridian, assists the Compensation Committee in developing a competitive total compensation program that is consistent with our philosophy of “goal-oriented pay for performance” and that will allow us to attract, retain and motivate talented executives. Meridian’s services include providing an annual analysis of the compensation of our top executive officers and their counterparts at peer companies. The analysis consists of a comparison of each element of compensation and a comparison of total compensation, which we consider to include salary, annual cash incentive awards and long-term incentive awards. Meridian also provides the Compensation Committee with assistance in the design of compensation and benefit programs and ongoing support with respect to regulatory and other considerations impacting compensation and benefit programs, as requested by the Compensation Committee. Meridian attended or participated in four committee meetings during 2011. Meridian does not provide any other services for our Company.

Management Consultant. In response to the Compensation Committee’s request for management to reassess our executive officer compensation programs and recommend improvements, in 2010, the Company retained Longnecker & Associates, an executive compensation consulting firm, to assist management. Longnecker’s services included: (i) evaluating the market competitiveness of, and providing recommendations for, the total direct compensation of our executive officers; (ii) reviewing market competitive practices regarding executive stock ownership guidelines; and (iii) providing information, guidance and advice to management on current market trends and human resources best practices with respect to compensation, benefits and perquisites. For the 2011 performance period, management did not engage an external consultant to review the compensation of our NEOs. Management did, however, rely on a service of Equilar Inc., a compensation research firm, to provide peer executive compensation data from proxies and compensation survey for comparison purposes. Management did not receive or rely on any advice from Equilar when recommending executive compensation decisions to the Compensation Committee.

Peer Groups. In November 2010, Meridian provided the Compensation Committee with an analysis of our compensation relative to prevailing compensation levels at industry peers, considering our relative enterprise value among peers. The Compensation Committee referenced this analysis in the February 2011 compensation review process where the Compensation Committee determined 2011 base salaries, the annual cash incentive awards for 2010 performance, and grants of 2011 long-term incentive awards. The peer companies used by Meridian for the Compensation Committee analysis were:

November 2010 Meridian Peer Group

Cabot Oil & Gas Corporation	Noble Energy, Inc.	QEP Resources, Inc
Cimarex Energy Co.	Petrohawk Energy Corporation	Range Resources Corporation
Denbury Resources Inc.	Pioneer Natural Resources Company	Southwestern Energy Company
EXCO Resources, Inc.	Plains Exploration & Production Company	Ultra Petroleum Corp.

The peer group was developed taking into consideration peer company metrics such as asset size and enterprise value, comparability of asset portfolio and the availability of compensation data. The Compensation Committee reviews the peer group periodically for reasonableness.

As a result of the review process, the Compensation Committee and Meridian have amended the list over time based on factors that either diminish or improve comparability to Newfield (such as business combinations, divestitures or changes in asset strategy). In Meridian’s November 2011 analysis for purposes of the February 2012 Compensation Committee review process, Meridian used a revised peer group of companies reflective of domestic independent E&P companies with scopes both larger and smaller than us. The peer companies used by Meridian for the Compensation Committee analysis were:

November 2011 Meridian Peer Group

Cabot Oil & Gas Corporation	Noble Energy, Inc.	QEP Resources, Inc.
Cimarex Energy Co.	Petrohawk Energy Corporation	Range Resources Corporation
Continental Resources, Inc.	Pioneer Natural Resources Company	Southwestern Energy Company
Concho Resources Inc.	Plains Exploration & Production Company	Ultra Petroleum Corp.
Denbury Resources Inc.		Whiting Petroleum Corporation

The Meridian analysis has provided the primary benchmark reference points in the Compensation Committee’s evaluation and approval of NEO compensation and awards. As a supplemental reference, in November 2010, management provided the Compensation Committee with a copy of the analysis that Longnecker prepared for management in preparation for the 2011 compensation review. For its analysis, Longnecker used a peer group consisting of the following companies:

November 2010 Longnecker Peer Group

Cabot Oil & Gas Corporation	Noble Energy, Inc.	Range Resources Corporation
Cimarex Energy Co.	Petrohawk Energy Corporation	SandRidge Energy, Inc.
Denbury Resources Inc.	Pioneer Natural Resources Company	Southwestern Energy Company
Forest Oil Corporation	Plains Exploration & Production Company	Ultra Petroleum Corp.

Longnecker consulted with management and developed this peer group by screening exploration and production companies primarily based upon market capitalization, competition in capital markets, the geographic location and nature of the assets, the geographic location of the company’s headquarters and company culture.

Although the Longnecker peer group has a tighter range of peer company sizes (based upon revenues, market capitalization and assets), there is overlap between the Longnecker and Meridian peer groups. The two analyses generally yielded similar results.

Role of the Chief Executive Officer. Annually, our Chief Executive Officer provides the Compensation Committee with an evaluation of his performance that is based, in large part, upon the items listed above under “Performance Considerations,” as well as his broader leadership roles as Chairman of our Board of Directors and as our lead representative to the investment community. The Compensation Committee evaluates our Chief Executive Officer on these and other criteria. The total compensation package for our Chief Executive Officer is determined based on the Compensation Committee’s evaluation and input from Meridian, and reflects his performance, the performance of our Company and competitive industry practices.

Role of Other Executive Officers. Our Chief Executive Officer makes recommendations to the Compensation Committee on all compensation actions (other than his own compensation) affecting our NEOs. In developing his recommendation for an executive officer, our Chief Executive Officer considers the self-evaluation prepared by the NEO, the recommendations of his executive team, input from an outside compensation consultant, as well as his own evaluation. Our Chief Executive Officer’s evaluation includes an assessment of the impact that the NEO has had on our Company during the award year and the NEO’s overall value to the Company as a senior leader, taking into account the items listed above under “Performance Considerations”.

The Compensation Committee is provided with our Chief Executive Officer’s evaluation of each NEO’s performance and contributions to our Company. Meridian reviews and provides comments to the Compensation Committee on our Chief Executive Officer’s recommendations. The Compensation Committee considers the information and recommendations provided by our Chief Executive Officer and Meridian when it establishes base salaries, annual cash incentive awards and grants of long-term incentive awards.

Summary Compensation Table

The following table sets forth information with respect to the compensation of our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers, collectively the NEOs, for the years ended December 31, 2011, 2010 and 2009.

			Bonus(1)(2)		Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)
Name and Principal Position	Year	Salary(1) ($)	Current ($)	Stock Awards(3) ($)			Total ($)
Lee K. Boothby	2011	$713,470	$1,450,000	$4,026,391	$10,203	$67,229	$6,267,293
Chairman of the Board,	2010	626,923	1,700,000	2,794,038	16,233	29,539	5,166,733
President and CEO(6)	2009	439,018	1,200,000	2,035,256	19,428	223,722	3,917,424
Terry W. Rathert	2011	$437,692	$700,000	$2,210,383	$10,277	$42,614	$3,400,966
Executive Vice President	2010	421,154	800,000	1,796,527	16,377	42,433	3,076,491
and CFO(7)	2009	373,866	750,000	653,856	19,763	41,406	1,838,891
Gary D. Packer	2011	$471,154	$725,000	$2,758,901	$8,587	$273,368	$4,237,010
Executive Vice President	2010	442,308	900,000	1,955,926	13,638	51,061	3,362,933
and COO(8)	2009	352,957	850,000	1,620,836	16,360	271,957	3,112,110
George T. Dunn	2011	$309,231	$330,000	$1,001,532	$6,784	$30,424	$1,677,971
Vice President —	2010	269,231	360,000	814,124	10,729	28,593	1,482,677
Mid-Continent	2009	265,002	375,000	467,040	12,887	89,918	1,209,847
John H. Jasek	2011	$293,263	$280,000	$1,061,145	$5,640	$32,924	$1,672,972
Vice President —	2010	258,462	290,000	740,935	9,842	22,652	1,321,891
Onshore Gulf Coast(9)	2009	248,980	320,000	373,632	5,332	22,500	970,444

(1)	See “Compensation Discussion and Analysis — 2011 Performance Goals and Compensation Decisions” beginning on page 42 of this Proxy Statement for an explanation of the amount of salary and bonus in proportion to total compensation.

(2)	The amounts shown reflect annual incentive cash compensation awards made in February 2012, 2011 and 2010, based upon performance in 2011, 2010 and 2009, respectively. See “Compensation Discussion and Analysis — 2011 Performance Goals and Compensation Decisions — Annual Cash Incentive Awards” beginning on page 43 of this Proxy Statement.

(3)	The amounts shown in the Stock Awards column reflect the full grant date fair value of restricted stock and restricted stock units awarded in 2011, 2010 and 2009, respectively, computed in accordance with applicable accounting guidance, as required by SEC regulations.

During 2010 and 2011, the NEOs received annual grants of restricted stock that vest based on performance, which are considered market-based awards under the accounting guidance. For these market-based awards of restricted stock that vest based on performance, the grant date fair value was determined in accordance with stock-based accounting rules and the fair market value per share was $40.09 in 2010 and $57.43 in 2011.

In addition, during 2011, 2010 and 2009, the NEOs received annual grants of time-vested restricted stock or restricted stock units. Messrs. Boothby and Packer received grants of time-vested restricted stock units in May 2009 in connection with their 2009 promotions. For the time-vested restricted stock and restricted stock unit awards, the grant date fair value is based on the mean of the high and low sales prices of our common stock on the date of grant.

For assumptions made in the valuation, see also Note 10, Stock-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC. See also “Compensation Discussion and Analysis — 2011 Performance Goals and Compensation Decisions — Long-term Incentive Awards” beginning on page 44, “Grants of Plan-Based Equity Awards in 2011” beginning on page 52 and “Outstanding Equity Awards at December 31, 2011” beginning on page 53 for a description of the awards.

(4)	Reflects above-market interest (as defined in SEC regulations) earned in 2011, 2010 and 2009 on long-term cash awards under our 2003 Incentive Compensation Plan.

(5)	For 2011, the All Other Compensation column reflects:

•	the amount we contributed under our Deferred Compensation Plan or our 401(k) Plan as a matching contribution for the benefit of each named executive officer;

•	the compensation cost computed in accordance with applicable accounting guidance attributable to each named executive officer’s participation in our employee stock purchase plan;

•	club dues paid by us;

•	premiums we paid with respect to term life insurance for the benefit of each named executive officer; and

•	expenses paid in connection with officer relocations.

See the All Other Compensation Table below for more information regarding these items for 2011.

In October 2007, Mr. Boothby was promoted to Senior Vice President — Acquisitions and Business Development and relocated to our corporate headquarters in Houston, Texas, and Mr. Dunn was promoted to Vice President — Mid-Continent and relocated to our office in Tulsa, Oklahoma. In May 2009, Mr. Packer was promoted to Executive Vice President and Chief Operating Officer and relocated to our corporate headquarters in Houston, Texas. During 2009 and 2010, we paid certain expenses in connection with these officer relocations. We engaged a relocation service to purchase and sell Mr. Boothby’s home in Oklahoma. The relocation service purchased Mr. Boothby’s home in Oklahoma in January 2008 and sold the home to a third party in January 2009, resulting in a loss to us of $196,234 on the sale of the home. With respect to Messrs. Dunn and Packer, we paid $59,100 and $233,695, respectively, in 2009 in connection with their relocations, which represent housing and car rental expenses and related allowances. We also paid $7,265 in 2010 in connection with Mr. Packer’s relocation. During 2011, we engaged a relocation service to purchase and sell Mr. Packer’s home in Colorado. The relocation service purchased Mr. Packer’s home in Colorado in July 2011 for $925,000, which resulted in a reimbursed loss to Mr. Packer of $225,000. The relocation service has not yet sold the home.

In addition, Newfield maintains season tickets to various sporting events, which primarily are used for business purposes. However, to the extent that such tickets are not required for business purposes, all Newfield employees, including the NEOs, are permitted to use the tickets. There is no incremental cost to Newfield associated with any personal use of these tickets.

All Other Compensation Table

Name	Matching 401(k) or Deferral Plan Contribution ($)	Employee Stock Purchase Plan Compensation Cost ($)	Club Dues ($)	Executive Physical ($)	Life Insurance Premiums ($)	Expenses in Connection with Relocation ($)	Total ($)
Mr. Boothby	$57,000	$5,996	$3,963	—	$234	—	$67,193
Mr. Rathert	$35,000	$6,008	$1,336	—	$234	—	$42,578
Mr. Packer	$37,667	$5,927	$340	$4,200	$234	$225,000	$273,368
Mr. Dunn	$22,867	$5,999	$1,288	—	$234	—	$30,388
Mr. Jasek	$20,188	$5,995	$2,309	$4,200	$234	—	$32,924

(6)	Mr. Boothby was promoted to President on February 5, 2009 and to the additional role of Chief Executive Officer on May 7, 2009. The summary compensation information presented above includes compensation paid to Mr. Boothby in those capacities from the indicated dates, and in his capacity as Senior Vice President — Acquisitions and Business Development prior thereto. Mr. Boothby also became Chairman of the Board effective May 7, 2010; however, he is not compensated for his service on the Board.

(7)	The summary compensation information presented above includes compensation paid to Mr. Rathert in his capacity as Executive Vice President and Chief Financial Officer since May 7, 2009, and as Senior Vice President and Chief Financial Officer prior thereto.

(8)	Mr. Packer was promoted to the position of Executive Vice President and Chief Operating Officer on May 7, 2009. The summary compensation information presented above includes compensation paid to Mr. Packer in that capacity since May 7, 2009 and in his capacity as Vice President — Rocky Mountains prior thereto.

(9)	Mr. Jasek was promoted to the position of Vice President — Onshore Gulf Coast on February 15, 2011. The summary compensation information presented above includes compensation paid to Mr. Jasek in that capacity since February 15, 2011 and in his capacity as Vice President — Gulf of Mexico prior thereto.

Grants of Plan-Based Equity Awards in 2011

The following table contains information about grants of plan-based restricted stock and restricted stock units to our NEOs during 2011.

			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(3) ($)
Name		Grant Date	Threshold # Shares	Target # Shares	Maximum # Shares
Mr. Boothby	(1)	02/11/11				28,300	$1,999,112
	(2)	02/11/11	8,825	35,300	35,300		2,027,279
Mr. Rathert	(1)	02/11/11				15,600	$1,101,984
	(2)	02/11/11	4,825	19,300	19,300		1,108,399
Mr. Packer	(1)	02/11/11				19,300	$1,395,549
	(2)	02/11/11	6,075	24,300	24,300		1,363,352
Mr. Dunn	(1)	02/11/11				9,300	$656,952
	(2)	02/11/11	1,500	6,000	6,000		344,580
Mr. Jasek	(1)	02/11/11				9,900	$699,336
	(2)	02/11/11	2,475	6,300	6,300		361,809

(1)	Reflects time-vested restricted stock units awarded under our 2009 Omnibus Stock Plan.

(2)	Reflects the estimated future payout of restricted stock units awarded under our 2009 Omnibus Stock Plan that vest based on performance. NEOs may earn from 0% to 100% of the targeted award based on the Company’s relative total stockholder return performance over a specified period. The minimum threshold is based upon the lowest earned amount of 25% based on the payout scale described on page 46, although the minimum potential payout is zero. The target and maximum payouts are based upon the highest earned amount of 100% based on the payout scale described on page 46.

(3)	Reflects the full grant date fair value of the equity awards computed in accordance with applicable accounting guidance. For assumptions made in the valuation, see also Note 10, Stock-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC and see “Summary Compensation Table” beginning on page 49 of this Proxy Statement.

The time-vested restricted stock granted to Messrs. Boothby, Rathert, Packer, Dunn and Jasek in February 2011 vests, subject to continuous employment, in three equal annual installments beginning on the second anniversary of the grant date. Generally, upon death, disability (as defined in the award agreement) or a change of control (as defined in our 2009 Omnibus Stock Plan), all of the restricted stock will vest. In addition, if the executive’s employment with us is terminated due to a qualified retirement (as defined in the award agreement), a pro rata portion of the restricted stock not previously forfeited will vest and the remainder will be forfeited. The pro rata portion that will vest is determined by multiplying the number of shares of restricted stock with respect to which forfeiture restrictions would otherwise have lapsed on the next anniversary of the grant date by the fraction that results from dividing (1) the number of days elapsed (excluding the retirement date) since the most recent anniversary date by (2) 365. In order for the pro rata portion to vest on qualified retirement, the employee must meet the conditions in the award agreement by (1) providing the required notice, (2) having at least 10 years of qualified service and (3) if the employee is not at least 62 years old at the time of the retirement, signing a non-compete agreement until age 62. See also “Potential Payments Upon Termination or Change of Control” beginning on page 57 of this Proxy Statement.

The February 2011 TSRs vest, if at all, based on our cumulative stockholder return relative to a peer group for a three to five-year period. Vesting of these 2011 performance-based awards has the possibility of occurring monthly from April 15, 2014 through April 15, 2016. For details on the performance vesting requirements, see “Compensation Discussion and Analysis — 2011 Performance Goals and Compensation Decisions” on page 42 of this Proxy Statement.

Outstanding Equity Awards at December 31, 2011

The following table contains information about our NEOs’ outstanding equity awards at December 31, 2011.

		Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options(#)
Name	Grant Date	Exercisable		Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units That have not Vested (#)		Market Value of Shares of Stock or Units That have not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That have not Vested(2) (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That have not Vested(1) ($)
Mr. Boothby	02/12/03	—		—		—	—	8,000	(3)	$301,840	—		—
	02/07/08	18,000	(4)	12,000	(4)	$48.45	02/07/18	3,334	(5)	125,791	—		—
	02/04/09	—		—		—	—	22,400	(6)	845,152	—		—
	05/07/09	—		—		—	—	40,000	(7)	1,509,200	—		—
	02/04/10	—		—		—	—	18,600	(8)	701,778	34,800	(9)	$1,313,004
	02/11/11	—		—		—	—	28,300	(10)	1,067,759	35,300	(11)	1,331,869
Mr. Rathert	11/26/02	10,000		—		17.84	11/26/12	—		—	—		—
	02/12/03	—		—		—	—	20,000	(3)	$754,600	—		—
	02/07/08	—		—		—	—	7,500	(5)	282,975	—		—
	02/04/09	—		—		—	—	22,400	(6)	845,152	—		—
	02/04/10	—		—		—	—	12,000	(8)	452,760	22,300	(9)	$841,379
	02/11/11	—		—		—	—	15,600	(10)	588,588	19,300	(11)	728,189
Mr. Packer	02/12/03	—		—		—	—	10,000	(3)	377,300	—		—
	02/07/08	15,000	(4)	10,000	(4)	$48.45	02/07/18	5,834	(5)	$220,116	—		—
	02/04/09	—		—		—	—	22,400	(6)	845,152	—		—
	05/07/09	—		—		—	—	28,000	(7)	1,056,440	—		—
	02/04/10	—		—		—	—	13,000	(8)	490,490	24,400	(9)	$920,612
	02/11/11	—		—		—	—	19,300	(10)	728,189	24,300	(11)	916,839
Mr. Dunn	02/12/03	—		—		—	—	10,000	(3)	$377,300	—		—
	02/07/08	10,800	(4)	7,200	(4)	$48.45	02/07/18	2,334	(5)	88,061	—		—
	02/04/09	—		—		—	—	16,000	(6)	603,680	—		—
	02/04/10	—		—		—	—	7,200	(8)	271,656	6,800	(9)	$256,564
	02/11/11	—		—		—	—	9,300	(10)	350,889	6,000	(11)	226,380
Mr. Jasek	02/11/04	2,000	(12)	—		$24.49	—	—		—	—		—
	02/07/08	15,000	(4)	10,000	(4)	$48.45	—	2,667	(5)	$100,625	—		—
	02/04/09	—		—		—	—	12,800	(6)	482,944	—		—
	02/04/10	—		—		—	—	6,600	(8)	249,018	6,100	(9)	$230,153
	02/11/11	—		—		—	—	6,300	(10)	237,699	9,900	(11)	373.527

(1)	Calculated by multiplying the number of shares of restricted stock or restricted stock units that have not vested by the closing price of our common stock on the NYSE on December 31, 2011 of $37.73.

(2)	Reflects the maximum number of shares of restricted stock covered by each award.

(3)	Reflects shares of restricted stock performance based awards that were awarded on February 12, 2003 under our 2000 Omnibus Stock Plan. Mr. Rathert was awarded 60,000 shares, Mr. Boothby was awarded 24,000 shares, and Messrs. Packer and Dunn each were awarded 30,000 shares. The remaining shares of restricted stock set forth in this table cliff vested on January 31, 2012.

(4)	Reflects stock options that were awarded to the NEOs on February 7, 2008. All of the stock options were granted under our 2000 Omnibus Stock Plan. Subject to continuous employment, the stock options granted to Messrs. Boothby, Packer, Dunn and Jasek in February 2008 vest in five equal annual installments beginning on the first anniversary of the grant date. If their employment with us is terminated due to death or disability, the options may be exercised in full for one year after the termination, after which time the options will terminate. If they terminate their respective employment with us voluntarily or if employment is terminated involuntarily for cause (as defined in the award agreement), the options will terminate immediately and not be exercisable. Subject to earlier termination or expiration, if their respective employment with us terminates involuntarily other than for cause, the vested portion of the option may be exercised for 90 days after the termination (or for one year after death if the employee dies during the 90-day period). Pursuant to the terms of the 2000 Omnibus Stock Plan, their stock options will vest in full upon a change of control.

(5)

Reflects time-vested restricted stock units that were awarded to the NEOs on February 7, 2008 under our 2007 Omnibus Stock Plan. Subject to continuous employment, the restricted stock units vest in three equal annual installments beginning on the second anniversary of the grant date. The restricted stock units will vest upon death, disability or change of control (as defined in our 2007 Omnibus Stock Plan). In addition, if the executive’s employment with us is terminated due to a qualified retirement (as defined in the award agreement), a pro rata portion of the restricted stock units not previously forfeited will vest. The pro rata portion that will vest is determined by multiplying the number of restricted stock units granted by the fraction that results from dividing (a) the number of days elapsed since the grant date by (b) the number of days from the grant date until the fourth anniversary of the grant date.

(6)	Reflects time-vested restricted stock that was awarded to Messrs. Boothby, Rathert, Packer, Dunn and Jasek on February 4, 2009 under our 2004 Omnibus Stock Plan. Subject to continuous employment, the time-vested restricted stock units vest in three equal annual installments beginning on the second anniversary of the grant date. Generally, upon death, disability (as defined in the award agreement) or a change of control (as defined in our 2004 Omnibus Stock Plan), all of the restricted stock will vest. If the executive’s employment with us is terminated due to a qualified retirement (as defined in the award agreement), a pro rata portion of the restricted stock not previously forfeited will vest and the remainder will be forfeited. The pro rata portion that will vest is determined by multiplying the number of shares of restricted stock with respect to which forfeiture restrictions would otherwise have lapsed on the next anniversary of the grant date by the fraction that results from dividing (a) the number of days elapsed (excluding the retirement date) since the most recent anniversary date by (b) 365. In order for the pro rata portion to vest on qualified retirement, the employee must meet the conditions in the award agreement by (x) providing the required notice, (y) having at least 10 years of qualified service and (z) if the employee is not at least 62 years old at the time of the retirement, signing a non-compete agreement until age 62.

(7)	Reflects time-vested restricted stock units that were awarded to Messrs. Boothby and Packer on May 7, 2009 under our 2009 Omnibus Stock Plan in connection with their promotions. Subject to continuous employment, these time-vested restricted stock units vest in three equal annual installments beginning on the third anniversary of the grant date. Generally, upon death, disability (as defined in and subject to the conditions contained in the award agreement) or a change of control (as defined in our 2009 Omnibus Stock Plan and subject to the conditions contained in the award agreement), all of the restricted stock units will vest. In addition, if the executive’s employment with us is terminated due to a qualified retirement (as defined in the award agreement), a pro rata portion of the restricted stock units not previously forfeited will vest and the remainder will be forfeited. The pro rata portion that will vest is determined by multiplying the number of restricted stock units with respect to which forfeiture restrictions would otherwise have lapsed on the next anniversary of the grant date by the fraction that results from dividing (a) the number of days elapsed (excluding the retirement date) since the most recent anniversary date by (b) 365. In order for the pro rata portion to vest on qualified retirement, the employee must meet the conditions in the award agreement by (x) providing the required notice, (y) having at least 10 years of qualified service and (z) if the employee is not at least 62 years old at the time of retirement, signing a non-compete agreement until age 62.

(8)	Reflects time-vested restricted stock units awarded to Messrs. Boothby, Rathert, Packer, Dunn and Jasek on February 4, 2010 under our 2009 Omnibus Stock Plan. These restricted stock units vest in three equal annual installments, beginning on the first anniversary of the grant date.

(9)	Reflects performance-based restricted stock units that were awarded to Messrs. Boothby, Rathert, Packer, Dunn and Jasek on February 4, 2010 under our 2009 Omnibus Stock Plan. These performance-based awards vest, if at all, based on our total stockholder return relative to a peer group over a three to five-year period. Vesting of these 2010 performance-based awards has the possibility of occurring monthly from April 15, 2013 through April 15, 2015. For details on the performance vesting requirements, see “Compensation Discussion and Analysis — 2011 Performance Goals and Compensation Decisions” on page 42 of this Proxy Statement.

(10)	Reflects time-vested restricted stock units that were awarded to Messrs. Boothby, Rathert, Packer, Dunn and Jasek on February 11, 2011 under our 2009 Omnibus Stock Plan. See “Grants of Plan-Based Equity Awards in 2011” above for the terms of these awards.

(11)	Reflects performance-based restricted stock units that were awarded to Messrs. Boothby, Rathert, Packer, Dunn and Jasek on February 11, 2011 under our 2009 Omnibus Stock Plan. These performance-based awards vest, if at all, based on our total stockholder return relative to a peer group over a three to five-year period. Vesting of these 2011 performance-based awards has the possibility of occurring monthly from April 15, 2015 through April 15, 2017. For details on the performance vesting requirements, see “Compensation Discussion and Analysis — 2011 Performance Goals and Compensation Decisions” on page 42 of this Proxy Statement.

(12)	Reflects stock options that were awarded to the named executive officer on February 11, 2004. All of the stock options were granted under our 2000 Omnibus Stock Plan. Subject to continuous employment, the stock options granted to Mr. Jasek vest in five equal annual installments beginning on the first anniversary of the grant date. If his employment with us is terminated due to death or disability, the options may be exercised in full for one year after the termination, after which time the options will terminate. If he terminates his employment with us voluntarily or if employment is terminated involuntarily for cause (as defined in the award agreement), the options will terminate immediately and not be exercisable. Subject to earlier termination or expiration, if his employment with us terminates involuntarily other than for cause, the vested portion of the option may be exercised for 90 days after the termination (or for one year after death if the employee dies during the 90-day period).

Option Exercises and Stock Awards Vested in 2011

The following table contains information regarding the exercise of stock options by our NEOs during 2011 and the vesting during 2011 of restricted stock and restricted stock units previously granted to our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(4) ($)
Mr. Boothby	—	—	34,613	$2,563,778
Mr. Rathert	20,000	$1,110,700	47,201	$3,494,765
Mr. Packer	—	—	35,201	$2,610,241
Mr. Dunn	—	—	25,601	$1,894,676
Mr. Jasek	—	—	14,034	$1,040,357

(1)	Represents the gross number of shares acquired upon exercise of vested options, without taking into account any shares withheld to cover the option exercise price or applicable tax obligations.

(2)	Represents the value of the exercised options, calculated by multiplying (a) the number of shares to which the option exercise related by (b) the difference between the actual market price of our common stock at the time of exercise and the option exercise price.

(3)	Represents the gross number of shares acquired upon vesting of restricted stock or restricted stock units, without taking into account any shares withheld to satisfy applicable tax obligations.

(4)	Represents the value of the vested restricted stock or restricted stock units, calculated by multiplying (a) the number of vested shares of restricted stock or restricted stock units by (b) the mean of the high and low sales prices of our common stock on the vesting date or, if the vesting date is not a trading day on the NYSE, the previous trading day.

Nonqualified Deferred Compensation

The following table contains information about our NEOs’ nonqualified deferred compensation at December 31, 2011.

Name		Executive Contributions in 2011(1) ($)	Registrant Contributions in 2011(2) ($)	Aggregate Earnings in 2011 ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at December 31, 2011 ($)
Mr. Boothby	(4)	—	—	$30,930	$409,123	$230,930
	(5)	$298,687	$40,500	(47,902)	—	1,001,200
Mr. Rathert	(4)	—	—	$31,618	$424,438	$231,618
	(5)	$301,360	$18,500	(123,927)	—	2,059,339
Mr. Packer	(4)	—	—	$18,115	$362,147	$152,115
	(5)	$21,167	$21,167	(989)	—	158,732
Mr. Dunn	(4)	—	—	$13,453	$263,315	$179,703
	(5)	$8,167	$8,167	465	—	77,736
Mr. Jasek	(4)	—	—	$12,037	$241,557	$120,787
	(5)	$6,900	$6,900	(856)	—	32,924

(1)	All amounts are included in the Salary or Current Bonus columns for 2011 in the Summary Compensation Table.

(2)	Reflects amounts that we contributed under our Deferred Compensation Plan as a matching contribution for the benefit of each named executive officer. These amounts are included in the All Other Compensation column for 2011 in the Summary Compensation Table.

(3)	All amounts reflect regularly scheduled installments of previous long-term cash awards pursuant to our 2003 Incentive Compensation Plan.

(4)	Reflects long-term cash awards under our 2003 Incentive Compensation Plan. Of the amounts shown in the Aggregate Earnings in 2011 column, $10,203, $10,277, $8,587, $6,784 and $5,640 also are reported for Messrs. Boothby, Rathert, Packer, Dunn and Jasek, respectively, as above-market interest (as defined in SEC regulations) in the Nonqualified Deferred Compensation Earnings column for 2011 in the Summary Compensation Table. Of the amounts shown in the Aggregate Balance at December 31, 2011 column, $210,203, $210,277, $142,587, $173,034 and $114,390 for Messrs. Boothby, Rathert, Packer, Dunn and Jasek, respectively, also were included in the Summary Compensation Table for 2011 and prior years.

(5)	Reflects amounts relating to our Deferred Compensation Plan. Of the amounts shown in the Aggregate Balance at December 31, 2011 column, $974,053, $1,942,761, $155,625, $76,028 and $16,085 for Messrs. Boothby, Rathert, Packer, Dunn and Jasek, respectively, also were included in the Summary Compensation Table for 2011 and prior years.

2003 Incentive Compensation Plan. Our 2003 Incentive Compensation Plan provided for the creation each calendar year of an award pool that generally was equal to 5% of our adjusted net income (as defined in the plan) plus forfeitures of prior period awards. Awards were paid in cash and typically consisted of both a current and a long-term portion. Long-term cash awards were paid in four annual installments, each installment consisting of 25% of the award plus interest. Long-term cash awards accrued interest at a rate of 6% per year. Generally, employees were entitled to an installment of a long-term award only if they remained employed by us through the date of payment of the installment. If employment is terminated due to a qualified retirement (as defined in the plan), however, the employee will be entitled to continue to receive regular installments of his or her outstanding long-term cash awards. Since they have been employed by us continuously since January 1, 1993, Messrs. Rathert, Dunn and Jasek are entitled to regular installments of their respective long-term cash awards regardless of their employment status with us unless they are terminated for cause (as defined in the plan). If an employee dies or experiences a permanent disability (as defined in the plan), the full amount remaining of any long-term awards, plus interest, will be paid to the employee or his or her estate, as applicable, 90 days after the event. Upon a change of control, employees will be paid their outstanding long-term awards, plus interest, at the time of the change of control. See “Potential Payments Upon Termination or Change of Control” below. The 2003 Incentive Compensation Plan was terminated in connection with the approval of the 2011 Annual Incentive Plan; provided, however, that any awards outstanding under the 2003 Incentive Compensation Plan continue to be effective and outstanding.

Deferred Compensation Plan. Our Deferred Compensation Plan allows an eligible employee to defer up to 90% of his or her salary and all of his or her bonus on an annual basis. We make a matching contribution for up to 8% of the employee’s salary. Our contribution with respect to any particular employee under the Deferred Compensation Plan is reduced to the extent that we make contributions to our 401(k) Plan on behalf of that employee. Effective January 1, 2007, we established an irrevocable rabbi trust to hold employee account balances under our Deferred Compensation Plan. Employee account balances reflect investments, at the direction of each employee, in substantially the same investment alternatives, including (as of November 6, 2008) our common stock, as are available under our 401(k) Plan. Accordingly, earnings on account balances are based upon the market returns on the investment alternatives selected by the employee participants. Payments must begin at separation from service; however, officers must generally wait six months after separation from service for distributions to begin. Upon separation from service, payments will be made in accordance with the participant’s elections. Distributions due to financial hardship, as determined by the plan committee (as defined in the plan) are permitted, but other unscheduled withdrawals are not allowed. In the event of a change of control, the Compensation & Management Development Committee has the authority to terminate the plan within the 30 days preceding or 12 months after a change of control and, in the event of such a termination, each participant’s account will be distributed within 12 months of the termination. See “Potential Payments Upon Termination or Change of Control” below.

Potential Payments Upon Termination or Change of Control

This section describes the potential payments or benefits upon termination, change of control or other post-employment scenarios for each of our NEOs.

Change of Control Severance Agreements. None of our NEOs have employment contracts; however, we have entered into change of control severance agreements with our NEOs. The agreements have an initial term of either two or three years (depending on the officer), with automatic daily extensions unless our Board takes action to cease the automatic extensions. The agreements currently are in the extension periods and will remain in effect for either two or three years (depending on the officer) after the Board provides the officer notice of termination of his agreement. The agreements generally provide for a severance protection period that begins on the date of a change of control of our Company and ends on either the second or third anniversary of that date, depending on the officer (certain circumstances may cause an extension of the period). During the protected period, if the executive’s employment is terminated by us without cause or by the executive for good reason, the agreements provide for the following severance benefits:

•

a lump sum cash payment equal to either two or three times the sum of (a) the greater of the executive’s base salary prior to the change of control or at any time thereafter and (b) one-half of the greater of the executive’s cash bonus compensation for the two years ending prior to the change of control or for the two years ending prior to the executive’s termination of employment;

•	full vesting of restricted stock, restricted stock units and stock options (vesting of restricted stock, restricted stock units and stock options also is covered under our omnibus stock plans);

•

health coverage at active benefit levels for either two or three years (health benefits are to be offset by any health benefits the executive receives from subsequent employment and a cash payment may be made by us in lieu of providing coverage if the executive is not eligible for the coverage or if the health benefits provided would be taxable to the executive); and

•	outplacement services for either two or three years (or until the executive begins full-time employment with a new employer, if earlier) in an amount not exceeding $30,000.

If the executive is terminated by us for failure to perform the executive’s duties for at least 180 days due to physical or mental illness, the severance benefits do not apply.

A “change of control” means:

•	we are not the survivor in any merger, consolidation or other reorganization (or survive only as a subsidiary);

•	the consummation of a merger or consolidation with another entity pursuant to which less than 50% of the outstanding voting securities of the survivor will be issued in respect of our capital stock;

•	we sell, lease or exchange all or substantially all of our assets;

•	we are to be dissolved and liquidated;

•	any person acquires ownership or control (including the power to vote) of more than 50% of the shares of our voting stock (based upon voting power); or

•	as a result of or in connection with a contested election of directors, the persons who were our directors before the election cease to constitute a majority of our Board.

However, a change of control does not include any merger, consolidation, reorganization, sale, lease, exchange, or similar transaction solely between us and one or more entities that were wholly owned by us immediately prior to the event.

“Good reason” means:

•

a material reduction in the executive’s authority, duties, titles, status or responsibilities or the assignment to the executive of duties or responsibilities inconsistent in any material respect from those previously in effect;

•	any reduction in the executive’s base salary;

•

any failure to provide the executive with a combined total of base salary and bonus compensation at a level at least equal to the combined total of (a) the executive’s base salary immediately prior to the change of control and (b) one-half of the total of all cash bonuses (current and long-term) awarded to the executive for the two most recent years ending prior to the change of control;

•	we fail to obtain a written agreement from any successor to assume and perform the agreements; or

•	relocation of our principal executive offices by more than 50 miles or the executive is based at any office other than our principal executive offices.

“Cause” means:

•	willful and continued failure to substantially perform duties;

•	conviction of or plea of nolo contendre to a felony or a misdemeanor involving moral turpitude;

•	willful engagement in gross misconduct materially and demonstrably injurious to us;

•	material violation of any of our material policies; or

•	the executive is the subject of an order obtained or issued by the SEC for any securities violation involving fraud.

If the payment of benefits under the agreement or otherwise results in the executive being subject to parachute payment excise taxes, we must make an additional payment to the executive in an amount such that after the payment of all income and excise taxes, the executive will be in the same net after-tax position as if no parachute payment excise taxes had been imposed. Receipt of benefits under the agreement (other than the vesting of stock awards) is subject to the executive’s execution of a comprehensive release, which contains non-disparagement provisions and a confidentiality agreement. If a dispute arises, the agreement provides for binding arbitration at our expense (unless the arbitrator provides otherwise with respect to the executive’s expenses).

Omnibus Stock Plans. Under our 2000, 2004, 2007, 2009 and 2011 Omnibus Stock Plans, stock options will fully vest and shares of restricted stock and restricted stock units will fully vest and become nonforfeitable upon a change of control (as defined in the plans). For purposes of the 2000, 2004, 2007, 2009 and 2011 Omnibus Stock Plans, the definition of change of control is substantially the same as the definition under the change of control severance agreements described above.

In the case of death or disability, stock options will fully vest and remain exercisable for one year, and shares of restricted stock and restricted stock units will fully vest and become nonforfeitable.

Subject to earlier termination or expiration, in the case of a termination of employment by us other than for cause (as defined in the award agreements), stock options generally will remain exercisable for three months after the termination to the extent then exercisable. The definitions of cause in the award agreements are comparable to the definition under the change of control severance agreements described above. In the case of the stock options granted in 2000, 2001 and 2002, if employment is terminated voluntarily by the employee with our prior written consent, the stock options also will remain exercisable for three months after the termination to the extent then exercisable.

In the case of any other termination, unexercised stock options and unvested shares of restricted stock and restricted stock units will be forfeited except as described below in the case of a qualified retirement (as defined in the award agreements). None of our NEOs are eligible for “qualified retirement” under the equity awards.

2003 Incentive Compensation Plan. Except as described below, under the 2003 Incentive Compensation Plan, the NEOs forfeit unpaid installments of long-term cash awards upon termination of employment. Unpaid installments of long-term cash awards will fully vest and the NEOs will be paid their aggregate balance in our 2003 Incentive Compensation Plan upon such a change of control (as defined in the plan). The definition of change of control under the 2003 Incentive Compensation Plan is substantially the same as the definition under the change of control severance agreements described above. Upon death or disability, the aggregate balance under the plan will be paid in a lump sum. The NEOs are entitled to continue to receive regular installments of their outstanding long-term cash awards if employment is terminated due to a qualified retirement (defined as being at least age 55, with ten years of continuous service or service credit and providing at least six months prior written notice to our Board). Since they have been employed by us continuously since January 1, 1993, Messrs. Rathert and Dunn are entitled to regular installments of their respective long-term cash awards regardless of their employment status with us unless they are terminated for cause (as defined in the plan). The definition of cause is comparable to the definition under the change of control severance agreements described above. See “Nonqualified Deferred Compensation” beginning on page 56 of this Proxy Statement.

Deferred Compensation Plan. Upon termination of employment with us, our NEOs are entitled to full payment of their balances in our Deferred Compensation Plan. See “Nonqualified Deferred Compensation” beginning on page 56 of this Proxy Statement.

Post-Employment Tables. The following tables describe potential payments or benefits upon termination, change of control or other post-employment scenarios for each of the NEOs. The following tables generally do not include amounts payable pursuant to plans that are available generally to all salaried employees. The amounts in the tables show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment. There would be no amounts payable or benefits due to enhancements in connection with (1) an involuntary termination for cause, (2) an involuntary termination not for cause or (3) a voluntary termination of a non-retirement eligible executive. Accordingly, no amounts are shown for those scenarios. The actual amounts to be paid out in any scenario can only be determined at the time of such executive officer’s separation from Newfield.

The following assumptions apply to the tables:

•	For all scenarios, the trigger event is assumed to be December 31, 2011.

•

“Cash Severance Payment” only includes the cash payment based on base salary and bonus, as described under “Change of Control Severance Agreements” above. All other amounts and adjustments mandated by the change of control severance agreements are shown in connection with the associated other benefits included in the tables.

•	Vested stock options, restricted stock and restricted stock units are not included in these tables since they are already vested.

•	The amounts for long-term cash awards that are unvested and accelerated represent each executive’s account balance and, where applicable, interest payable to each executive.

•

For all scenarios, the amounts for restricted stock and restricted stock units that are unvested and accelerated are calculated by multiplying the number of unvested shares of restricted stock or unvested restricted stock units by $37.73 (the closing price of our common stock on the NYSE on December 31, 2011).

•

For scenarios “With and Without Involuntary Termination” and “Voluntary Termination with Good Reason”, all non-vested options vest and each outstanding option is automatically cancelled. The only options that remain unvested as of the assumed change of control date were granted on February 7, 2008 and vest ratably over three years beginning February 7, 2011. Because the exercise price of these options ($48.45) is greater than the assumed stock price of $37.73, no value is included in the tables for stock options under this scenario.

•

The amounts for health coverage are the estimated cost to us to provide existing medical and dental benefits to each eligible executive for either the two-year or three-year time period specified in the executive’s change of control severance agreement if both a change of control and a termination occur as required by the change of control severance agreements. As of December 31, 2011, Mr. Rathert was retirement eligible under the terms of our medical plan. Accordingly, his amount is net of the retiree medical benefits available to all retirement eligible employees.

•

The only executive eligible for “qualified retirement” under the 2003 Incentive Compensation Plan is Mr. Rathert. Since Mr. Rathert has been employed with us since January 1, 1993, he is a grandfathered employee from a prior incentive plan and he is therefore effectively vested in his deferred cash awards, so no value was included in the tables under the Retirement scenario.

•	The placement services amounts represent the maximum benefits available to each eligible executive under their change of control severance agreements.

Deferred Compensation Plan amounts payable in connection with the various scenarios are not shown in the tables below because these amounts are disclosed earlier in the Nonqualified Deferred Compensation table on page 56.

Mr. Boothby	Retirement ($)	Long-Term Disability ($)	Death ($)	Change of Control (With Involuntary Termination or Voluntary Termination For Good Reason) ($)	Change of Control (No Termination) ($)
Cash Severance Payment	N/A	—	—	$6,525,030	—
Long-Term Cash Awards Unvested and Accelerated	N/A	$234,027	$234,027	$234,027	$234,027
Restricted Stock and Restricted Stock Units Unvested and Accelerated	N/A	$7,196,432	$7,196,432	$7,196,432	$7,196,432
Option Awards Unvested and Accelerated	N/A	—	—	—	—
Health Coverage	N/A	—	—	$76,619	—
Placement Services	N/A	—	—	$30,000	—
Excise Tax Gross-Up(3)	N/A	N/A	N/A	$3,422,188	—

Total	N/A	$7,430,459	$7,430,459	$17,484,296	$7,430,459

Mr. Rathert	Retirement ($)	Long-Term Disability ($)	Death ($)	Change of Control (With Involuntary Termination or Voluntary Termination For Good Reason) ($)	Change of Control (No Termination) ($)
Cash Severance Payment	—	—	—	$3,645,000	—
Long-Term Cash Awards Unvested and Accelerated(1)	—	—	—	—	—
Restricted Stock and Restricted Stock Units Unvested and Accelerated	N/A	$4,493,681	$4,493,681	$4,493,681	$4,493,681
Option Awards Unvested and Accelerated	N/A	—	—	—	—
Health Coverage(2)	—	—	—	$6,438	—
Placement Services	—	—	—	$30,000	—
Excise Tax Gross-Up	—	N/A	N/A	—	—

Total	—	$4,493,681	$4,493,681	$8,175,119	$4,493,681

Mr. Packer	Retirement ($)	Long-Term Disability ($)	Death ($)	Change of Control (With Involuntary Termination or Voluntary Termination For Good Reason) ($)	Change of Control (No Termination) ($)
Cash Severance Payment	N/A	—	—	$4,050,000	—
Long-Term Cash Awards Unvested and Accelerated	N/A	$194,535	$194,535	$194,535	$194,535
Restricted Stock and Restricted Stock Units Unvested and Accelerated	N/A	$5,555,177	$5,555,177	$5,555,177	$5,555,177
Option Awards Unvested and Accelerated	N/A	—	—	—	—
Health Coverage	N/A	—	—	$76,619	—
Placement Services	N/A	—	—	$30,000	—
Excise Tax Gross-Up	N/A	N/A	N/A	$—	—

Total	N/A	$5,749,712	$5,749,712	$9,906,331	$5,749,712

Mr. Dunn	Retirement ($)	Long-Term Disability ($)	Death ($)	Change of Control (With Involuntary Termination or Voluntary Termination For Good Reason) ($)	Change of Control (No Termination) ($)
Cash Severance Payment	N/A	—	—	$2,122,501	—
Long-Term Cash Awards Unvested and Accelerated(1)	N/A	—	—	—	—
Restricted Stock and Restricted Stock Units Unvested and Accelerated	N/A	$2,174,569	$2,174,569	$2,174,569	$2,174,569
Option Awards Unvested and Accelerated	N/A	—	—	—	—
Health Coverage	N/A	—	—	$76,619	—
Placement Services	N/A	—	—	$30,000	—
Excise Tax Gross-Up(3)	N/A	N/A	N/A	—	—

Total	N/A	$2,174,569	$2,174,569	$4,403,689	$2,174,569

Mr. Jasek	Retirement ($)	Long-Term Disability ($)	Death ($)	Change of Control (With Involuntary Termination or Voluntary Termination For Good Reason) ($)	Change of Control (No Termination) ($)
Cash Severance Payment	N/A	—	—	$1,250,000	—
Long-Term Cash Awards Unvested and Accelerated(1)	N/A	$127,252	$127,252	$127,252	$127,252
Restricted Stock and Restricted Stock Units Unvested and Accelerated	N/A	$1,673,967	$1,673,967	$1,673,967	$1,673,967
Option Awards Unvested and Accelerated	N/A	—	—	—	—
Health Coverage(2)	N/A	—	—	$49,427	—
Placement Services	N/A	—	—	$30,000	—
Excise Tax Gross-Up	N/A	N/A	N/A	—	—

Total	N/A	$1,801,219	$1,801,219	$3,130,646	$1,801.219

(1)	Since they have been employed by us continuously since January 1, 1993, Messrs. Rathert and Dunn were vested in their respective unpaid long-term cash awards at the time of grant. Accordingly, long-term cash award amounts for those individuals are not reflected in the tables since they receive no incremental benefit with respect to their long-term cash awards.

(2)	Mr. Rathert is the only NEO who was retirement eligible under the medical plan as of December 31, 2011. Under the Change of Control (With Involuntary Termination or Voluntary Termination for Good Reason) scenario for Mr. Rathert, the amount shown is net of employee contributions. No amounts are shown under the retirement scenario because the benefit is nondiscriminatory.

(3)	The gross-up for the excise tax is with respect to the cash severance payment, the long-term cash awards that become vested upon change of control, the restricted stock and restricted stock units that become vested upon change of control, the continued health coverage and the outplacement services, all assuming a change of control occurred on December 31, 2011. The 20% excise tax is only triggered if the present value of the listed benefits is equal to or greater than three times the average of the prior five years W-2 pay, and the excise tax is then imposed on the total amount of the benefits listed that are in excess of the average of the prior five years W-2 pay. Accordingly, the amounts are shown only for the NEOs whose benefits trigger the 20% excise tax. To determine the appropriate gross-up for excise tax for Mr. Boothby, the following tax rates were used: 35% federal, 0% state, 20% excise and 1.45% Medicare. Payments to Messrs. Rathert, Packer, Dunn and Jasek would not trigger a gross-up for excise tax.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ms. Gardner and Messrs. Burguières, Kemp (Chair), Netherland and Newman, all of whom are independent non-management directors, currently serve on the Compensation & Management Development Committee. None of these individuals is or has been an officer or employee of the Company during the last fiscal year or as of the date of this Proxy Statement or is serving or has served as a member of the compensation committee of another entity that has an executive officer serving on the Compensation & Management Development Committee of the Company. No executive officer of the Company served as a director of another entity that had an executive officer serving on the Compensation & Management Development Committee of the Company, and no executive officer of the Company served as a member of the compensation committee of another entity that had an executive officer serving as a director of the Company.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information relating to our equity compensation plans as of December 31, 2011. All of our equity compensation plans have been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(3) (#)
Equity compensation plans approved by security holders	3,003,962	$12.80	7,163,815
Equity compensation plans not approved by security holders	—	—	—

Total	3,003,962	$12.80	7,163,815

(1)	Of the 3,003,962 shares shown in the table above as securities to be issued upon exercise of outstanding options, warrants and rights, 1,058,610 were subject to outstanding stock option awards and 1,945,352 were subject to outstanding restricted stock unit awards as of December 31, 2011.

(2)	The $12.80 weighted-average exercise price shown in the table above includes awards of restricted stock units that do not have an exercise price. Without those awards, the weighted-average exercise price per share would be $36.31.

(3)	Of the 7,163,815 shares remaining available for issuance as of December 31, 2011 reflected in the table above: 868,755 of those shares are under our existing employee stock purchase plan (approximately 71,770 of which are estimated to be issued in the current purchase period); and the remaining 6,295,060 shares are under our 2011 Omnibus Stock Plan.

Under our 2011 Omnibus Stock Plan, the number of shares available for issuance is reduced by 1.87 times the number of shares subject to restricted stock and restricted stock unit awards, and is reduced by 1 times the number of shares subject to option awards. The 6,295,060 shares available for grant under our 2011 Omnibus Stock Plan assumes that all future awards under the plan will be stock options. Only 847,825 shares would be available for grant under our 2011 Omnibus Stock Plan if all future awards under the plan are restricted stock or restricted stock units. Thus far, all awards under the 2011 Omnibus Stock Plan have been restricted stock unit awards.

AUDIT COMMITTEE REPORT

The Audit Committee of the Newfield Board of Directors currently consists of the five directors whose names appear below. Each member of the Audit Committee is “independent” as defined in the NYSE’s listing standards. The primary purposes of the Audit Committee are to assist the Board in monitoring:

•	the integrity of Newfield’s financial statements and financial reporting processes and systems of internal control;

•	the qualifications and independence of Newfield’s independent auditors;

•	the performance of Newfield’s internal audit function and independent auditors; and

•	Newfield’s compliance with legal and regulatory requirements.

The Audit Committee is responsible for appointing, retaining and terminating Newfield’s independent auditors and also performs the specific functions set forth in its charter, which is available on our website. Go to http://www.newfield.com and then to the “Corporate Governance—Overview” tab.

The Audit Committee held seven meetings in person or by telephone conference during 2011. The meetings were designed to facilitate and encourage communication between the Audit Committee and Newfield’s internal auditors and independent auditors.

The Audit Committee has reviewed and discussed with Newfield’s management and PricewaterhouseCoopers LLP, Newfield’s independent auditors, the audited financial statements of Newfield included in its Annual Report on Form 10-K for the year ended December 31, 2011.

The Audit Committee has discussed with Newfield’s independent auditors all communications required by the auditing standards of the Public Company Accounting Oversight Board (PCAOB) including those required by the PCAOB’s Interim Standard AU section 380, “Communication with Audit Committees”. The Audit Committee also has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP such independent auditors’ independence. The Audit Committee also has considered whether the provision of non-audit services to Newfield by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to Newfield’s Board of Directors that the audited financial statements be included in Newfield’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

This report is submitted on behalf of the Audit Committee.

Thomas G. Ricks, Chair

J. Michael Lacey

Juanita F. Romans

C. E. (Chuck) Shultz

J. Terry Strange

The foregoing Audit Committee Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITOR

The Audit Committee of our Board has appointed the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the year ending December 31, 2012. If the appointment is not ratified, the Audit Committee will consider the appointment of a different independent registered public accounting firm. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

Board Recommendation

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal year 2012.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2011 were:

Category of Service	2010	2011
Audit fees	$1,658,500	$1,885,500
Audit-related fees	—	—
Tax fees	157,158	208,000
All other fees	—	—

Total	$1,815,658	$2,093,500

The audit fees for 2010 and 2011 were for professional services rendered in connection with the audits of our consolidated financial statements and reviews of our quarterly consolidated financial statements within such years. These fees also include the statutory audit fees in Malaysia for 2010 and 2011, and issuance of comfort letters, consents and assistance with review of various documents filed with the SEC in 2010 and 2011.

Tax fees were for services related to tax compliance, including the preparation of local tax returns and international tax returns and tax planning advice.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent auditors as well as the fees charged for these services. The Audit Committee may delegate pre-approval authority for these services to one or more members, whose decisions are then presented to the full Audit Committee at its next scheduled meeting. In its review of all non-audit service fees, the Audit Committee considers, among other things, the possible effect of these services on the independence of our independent auditors.

PROPOSAL 3: NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Discussion and Analysis begins on page 36 of this Proxy Statement, which is followed by the executive compensation tables. As discussed there, the Board of Directors believes that the Company’s long-term success depends in large measure on the talents of our employees. The Company’s compensation system plays a significant role in our ability to attract, retain, and motivate the highest quality employees. The Board believes that its current compensation program directly links executive compensation to performance, aligning the interests of our executive officers with those of our stockholders.

This proposal provides stockholders with the opportunity to cast an advisory vote to approve our executive compensation program.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 36 and the tabular and other disclosures on compensation under “Executive Compensation” beginning on page 49, and cast a vote either to endorse or not endorse the Company’s executive compensation programs through the following resolution:

“RESOLVED, that the compensation paid to the Newfield’s named executive officers, as disclosed in the 2012 Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

While the vote does not bind the Board to any particular action, the Board values the input of the stockholders, and will take into account the outcome of this vote in considering future compensation arrangements.

Board Recommendation

The Board of Directors recommends a vote “FOR” approval of the following resolution: “RESOLVED, that the compensation paid to the Newfield’s named executive officers, as disclosed in the 2012 Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

PROPOSAL 4: STOCKHOLDER PROPOSAL RECOMMENDING ADOPTION OF A POLICY

PROVIDING THAT THE CHAIRMAN OF THE BOARD BE AN INDEPENDENT DIRECTOR

Central Laborers’ Pension Fund, located at P.O. Box 1267, Jacksonville, IL 62651, telephone (217) 243-8521, is the beneficial owner of approximately 2,050 shares of the Company’s common stock, and has notified the Company that it intends to present the following resolution at the meeting for action by the stockholders.

RESOLVED: That the stockholders of Newfield Exploration Company, (“Newfield” or “the Company”) ask the board of directors to adopt a policy that, whenever possible, the board’s chairman should be an independent director who has not previously served as an executive officer of Newfield. The policy should be implemented so as not to violate any contractual obligation. The policy should specific (a) how to select an independent chairman if a current chairman ceases to be independent during the time between Annual Meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

Supporting Statement

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently Mr. Lee Boothby is both Newfield’s Chairman of the Board and CEO. We believe that the practice of combining the two positions may not adequately protect shareholders.

We believe that an independent Chairman who sets agendas, priorities and procedures for the board can enhance board oversight of management and help ensure the objective functioning of an effective board. We also believe that having an independent Chairman (in practice as well as appearance) can improve accountability to shareowners, and we view the alternative of having a lead outside director, even one with a robust set of duties, as not adequate to fulfill these functions.

A number of respected institutions recommend such separation. CalPERS’ Corporate Core Principles and Guidelines state that “the independence of a majority of the Board is not enough”; “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.” In 2009 the Milstein Center at Yale School of Management issued a report, endorsed by a number of investors and board members, that recommended splitting the two positions as the default provision for U.S. companies. A commission of The Conference Board stated in a 2003 report: “Each corporation should give careful consideration to separating the offices of Chairman of the Board and CEO, with those two roles being performed by separate individuals. The Chairman would be one of the independent directors.”

We believe that the recent economic crisis demonstrates that no matter how many independent directors there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of the Board is also the CEO of the Company.

We, therefore, urge shareholders to vote FOR this proposal.

Our Board of Directors’ Statement Regarding Proposal

The Board of Directors recommends a vote “AGAINST” the above stockholder proposal for the following reasons:

In February 2012, in connection with revising our Corporate Governance Guidelines, the Governance Committee and the other independent members of our Board evaluated the appropriate leadership structure for our Company. As part of their evaluation, they considered not only the stockholder proposal, but also the leadership structures of peer companies in our industry and corporate governance trends. In addition, the Governance Committee considered our past leadership structures as we have at various points in our history maintained separate Chairman and CEO positions. Such an approach can be useful when transitioning a new CEO into the combined Chairman and CEO role, and can also potentially provide a backstop to ensure that the talent is available to fill the CEO role should a senior management succession failure occur. However, after considering all of these factors, our Governance Committee recommended, and our Board approved, not to support implementing a policy with respect to the separation of the offices of Chairman and CEO at this time. The Board believes that a combined Chairman and CEO role is currently the most desirable approach for promoting long-term stockholder value for several reasons:

•

Promotes Unified Approach on Corporate Strategy Development and Execution — Maintaining a combined role enables our CEO to act as a bridge between management and the Board, helping both to act with a common purpose. This strategy also fosters consensus-building and can help prevent divergent views on strategy and tactical execution of a Board-approved vision and strategy at the top levels within the Company;

•

Requires that CEO Recognize Importance of Good Corporate Governance — Maintaining a combined position requires that the CEO’s responsibilities include a mastery of good corporate governance, a focus on broad stakeholder interests, and an open channel of communication, all of which enhance the CEO’s credibility with the Board and require the CEO to appreciate the vital importance of good governance practices in executing the Company’s strategy;

•

Provides Clear Lines of Accountability — A combined position has the practical effect of simplifying the accountability of the executive management team, therefore reducing potential confusion and fractured leadership that could result from reporting to two individuals as opposed to one; and

•

Provides Clear Roadmap for Stakeholder, Third-Party and Investment Community Communications — A combined position provides the Company’s stakeholders, third-parties (such as in negotiations and transactions) and the investment community the opportunity to deal with one versus several points of overall authority, which we believe results in more efficient and effective communications.

The Board also believes that this leadership structure ensures the appropriate level of independent oversight because:

•	the Board has an independent Lead Director, who presides over the executive sessions of our non-management and independent directors (which usually occur at each regularly-scheduled Board meeting);

•	our Committees are composed entirely of independent directors;

•	the Compensation Committee annually evaluates the performance of our CEO and reviews the evaluation with the independent members of our Board; and

•	all of the director nominees, other than Mr. Boothby our CEO and President, are independent under the standards set forth by the NYSE.

While we recognize that there may be compelling arguments to having an independent Chairman under any circumstance, we place significant value on the role of our independent Lead Director, who is currently Philip Burguières. Please see page 11 above, which describes the extensive experience, knowledge and capabilities of Mr. Burguières. The Lead Director holds an important role in both the overall leadership of the Board and in creating an atmosphere in which the Board can enhance the success of the Company. In addition, the duties and responsibilities of our Lead Director are already closely aligned with the role of an independent, non-executive chairman. As described in our Corporate Governance Guidelines, our Lead Director is responsible for:

•	setting the agenda for, calling and presiding over the executive sessions of the non-management and independent directors;

•	briefing the Chairman/CEO and management, as needed, on the issues discussed in the executive sessions;

•	serving as a mentor and providing guidance to the Chairman/CEO as requested or needed;

•	collaborating with the Chairman/CEO on the agenda for the meetings of the Board;

•	acting as a liaison between the non-management and independent directors and the Chairman/CEO and management;

•	presiding over meetings of the Board at which the Chairman is not present;

•	coordinating the retention of consultants and advisors who report directly to the Board on Board matters (as opposed to Committee consultants and advisors);

•	facilitating and assisting the Governance Committee with Board, Committee and director evaluations and communicating results;

•	fostering a respectful atmosphere in which directors feel comfortable asking questions, providing insight and engaging in dialogue; and

•

as requested from time to time by the Chairman/CEO, meeting with management to preview significant matters (such as potential acquisitions and other large capital commitments) expected to be presented to the Board and be a general resource to the Chairman/CEO.

For all the foregoing reasons, the Board believes that the decision to separate the offices of Chairman and CEO should be part of the succession planning process and that it is in the best interests of the Company and its stakeholders not to implement a policy separating the offices of Chairman and CEO, but rather make a determination regarding this issue as appropriate under the circumstances at the time.

Board Recommendation

The Board of Directors recommends that you vote “AGAINST” this stockholder proposal.

OTHER BUSINESS

Our Board does not know of any other matters that are to be presented for action at the meeting. If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.

PROXY SOLICITATION

The expense of soliciting proxies will be paid by Newfield. Newfield has retained Alliance Advisors, Bloomfield, NJ, to assist with the solicitation of proxies at an estimated fee of $6,500 plus expenses. Some of the executive officers and other employees of Newfield also may solicit proxies personally, by telephone, mail, facsimile, or other means of communication, if deemed appropriate. Newfield will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of Newfield’s common stock.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING AND DIRECTOR NOMINATIONS

Under SEC regulations, if a stockholder wants us to include a proposal in our Proxy Statement and form of proxy for our 2013 Annual Meeting of Stockholders, our Secretary must receive the proposal at our principal executive offices at 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380 by November 16, 2012.

Under our Bylaws, and as SEC regulations permit, stockholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at a meeting of our stockholders. Under these procedures, stockholders must submit the proposed nominee or item of business by delivering notice to our Secretary at our principal executive offices at the address set forth above. We must receive notice as follows:

•

Normally, for an Annual Meeting we must receive the notice not less than 75 days or more than 120 days before the first anniversary of the prior year’s meeting. For our 2013 Annual Meeting, we must receive notice no earlier than January 4, 2013 and no later than February 18, 2013.

•

However, if we hold the Annual Meeting on a date that is more than 15 days before or 30 days after such anniversary date, we must receive the notice by the later of (1) 75 days before the Annual Meeting and (2) 10 days after the day on which public announcement of the date of the meeting is first made.

•

If we hold a special meeting, we must receive the notice by the later of (1) 75 days before the special meeting and (2) 10 days after the day on which public announcement of the date of the meeting is first made.

The notice is required to contain certain information set forth in our Bylaws about both the nominee or proposed business, as applicable, and the stockholder making the nomination or proposal. A nomination or proposal that does not comply with these requirements will be disregarded.

ADDITIONAL INFORMATION AVAILABLE

A copy of our Annual Report for the year ended December 31, 2011 (which includes our Annual Report on Form 10-K for the year ended December 31, 2011) accompanies this Proxy Statement. None of the information contained in our Annual Report is proxy solicitation material.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, are available on our website, or you may request a copy of the Annual Report on Form 10-K (without exhibits), without charge, by writing to our Investor Relations Department at 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380.

NEWFIELD EXPLORATION COMPANY 4 WATERWAY SQUARE PLACE SUITE 100 THE WOODLANDS, TEXAS 77380

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR
TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7
DAYS A WEEK

SUBMIT A PROXY BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 3, 2012 (other than
401(k) plan participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

SUBMIT A PROXY BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59
P.M. Eastern Daylight Time on May 3, 2012 (other than 401(k) plan participants).
Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,
Edgewood, NY 11717.

401(K) PLAN PARTICIPANTS

All votes by 401(k) plan participants submitted over the Internet, by phone or mail must be received by 11:59 P.M. Eastern Daylight Time on May 2, 2012.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

__ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __________

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEWFIELD EXPLORATION COMPANY

The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.
1.	Election of Directors Nominees:		For	Against	Abstain			For	Against	Abstain
	1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i. 1j. 1k.	Lee K. Boothby Philip J. Burguières Pamela J. Gardner John Randolph Kemp III J. Michael Lacey Joseph H. Netherland Howard H. Newman Thomas G. Ricks Juanita F. Romans C. E. (Chuck) Shultz J. Terry Strange	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	2.	Ratification of appointment of PricewaterhouseCoopers LLP as independent auditor for fiscal 2012.	☐	☐	☐
						3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐
The Board of Directors recommends a vote “AGAINST” Proposal 4.
						4.	Stockholder Proposal - Independent Chairman of the Board.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting.	☐ ☐ Yes	☐ No	NOTE:	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and our 2011 Annual Report and 10-K Wrap are available at: http://phx.corporate-ir.net/phoenix.zhtml?c=63798&p=proxy.

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NEWFIELD EXPLORATION COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 4, 2012

The undersigned stockholder of Newfield Exploration Company (herein, the “Company”) hereby makes, constitutes and appoints John D. Marziotti, Terry W. Rathert and Brian L. Rickmers, and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in name, place and stead of the undersigned to vote the number of shares of Company Common Stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held in the Williams
Resource Center Theater of our Mid-Continent office located at One Williams Center, Tulsa, Oklahoma
74172 on May 4, 2012, at 8:00 a.m., local time, and at any adjournment(s) or postponement(s) thereof, on the matters set forth on the reverse side.

This proxy, when properly executed or submitted over the Internet or by telephone, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made but the card is signed, this proxy will be voted FOR items 1, 2 and 3 and AGAINST item 4 (other than 401(k) plan participants discussed below). If any other matters properly come before the meeting, the Proxies will vote as recommended by our Board or, if there is no recommendation, in their discretion.

If shares of Company Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Company Common Stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side. The plan administrator for the Company’s 401(k) plan will direct the trustee to vote shares as to which no instructions are received in proportion to voting directions received by the trustee from all participants who vote.

This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. The execution of this proxy is not intended to, and does not, revoke any prior proxies or powers of attorney other than the revocation, in accordance with the Delaware General
Corporation Law and applicable federal securities laws, of any proxy previously granted specifically in connection with the voting of the shares subject hereto.

Address Changes/Comments: ______________________________________________________________

_______________________________________________________________________________________

    (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE